UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Montpelier Re Holdings, Ltd.
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MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

NOTICE OF 2009 ANNUAL GENERAL MEETING OF MEMBERS (herein referred to as “Shareholders”)

To Be Held on May 20, 2009 at 10:30 a.m. Atlantic Daylight Time

To Our Shareholders:

The 2009 Annual General Meeting of Shareholders (the “2009 Annual Meeting”) of Montpelier Re Holdings Ltd. (the “Company”) will be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 20, 2009, at 10:30 a.m. Atlantic Daylight Time.  At this meeting you will be asked to consider and vote on the following proposals:

1)        To fix the number of directors of the Company at twelve and to elect four Class A directors to the Company’s Board of Directors (the “Board”) to a term expiring in 2012,

2)        To elect the designated company directors of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda,

3)        To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2009 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.

In addition, we will consider any other business as may properly come before the 2009 Annual Meeting or any adjournments thereof.

The Company’s audited financial statements for the year ended December 31, 2008, as approved by the Board, will be presented at the 2009 Annual Meeting.

The close of business on March 31, 2009 has been fixed as the record date for determining the Shareholders entitled to notice of and to vote at the 2009 Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the 2009 Annual Meeting, a complete list of Shareholders entitled to vote at the 2009 Annual Meeting will be open for examination by any Shareholder during ordinary business hours at the offices of the Company at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.  This Proxy Statement, the Notice of the 2009 Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about April 15, 2009.

For your convenience, the Company’s Proxy Statement, Annual Report and other proxy materials are also available at https://materials.proxyvote.com/G62185.

Shareholders are urged to complete, date, sign and return the enclosed proxy card to Montpelier Re Holdings Ltd. in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the 2009 Annual Meeting. Please note that the person designated as your proxy need not be a Shareholder. Persons who hold their shares in a brokerage account or through a nominee will likely have the added flexibility of directing the voting of their shares by telephone or over the internet.

By Order of the Board,

JONATHAN B. KIM
Secretary

Pembroke, Bermuda

April 3, 2009

The Company  was incorporated as an exempted Bermuda limited liability company under the laws of Bermuda in 2001. Through its subsidiaries located in Bermuda, the United States (the “U.S.”), the United Kingdom (the “U.K.”) and Switzerland, the Company provides customized and innovative reinsurance and insurance solutions to the global market.

Montpelier Reinsurance Ltd. (“Montpelier Re”), our principal wholly-owned operating subsidiary based in Pembroke, Bermuda, is registered as a Bermuda Class 4 insurer. Montpelier Re seeks to identify and underwrite attractive reinsurance and insurance opportunities by utilizing proprietary risk pricing and capital allocation models and catastrophe modeling tools.

Montpelier Syndicate 5151 (“Syndicate 5151”), our wholly-owned Lloyd’s of London syndicate based in London, was established on July 1, 2007. Syndicate 5151 underwrites primarily short-tail lines, mainly property insurance and reinsurance, engineering and a limited amount of specialty casualty classes sourced from the London, U.S. and European markets. Montpelier Underwriting Inc. (“MUI”) and Montpelier Europa AG (“MEAG”), our wholly-owned Lloyd’s Coverholders, enter into contracts of reinsurance and insurance and/or issue documentation on behalf of Syndicate 5151. MUI, our wholly-owned U.S. company based in Hartford, CT, underwrites reinsurance and insurance business through managing general agents and intermediaries with a focus on program business. MEAG, our wholly-owned Swiss company based in Zug, focuses on reinsurance and insurance markets in Continental Europe and the Middle East.  Montpelier Underwriting Agencies Limited (“MUA”), our recently established, wholly-owned Lloyd’s Managing Agent based in London, currently manages Syndicate 5151.

Montpelier U.S. Insurance Company (“MUSIC”), our wholly-owned admitted insurer based in Scottsdale, AZ, is authorized as an excess and surplus lines insurer in forty-four states and the District of Columbia. MUSIC, which we acquired on November 1, 2007, underwrites smaller commercial property and casualty risks that do not conform to standard insurance lines.

Blue Ocean Re Holdings Ltd. (“Blue Ocean”) and Blue Ocean Reinsurance Ltd. (“Blue Ocean Re”) are wholly-owned subsidiaries based in Pembroke, Bermuda. Blue Ocean Re had, in the past, provided property catastrophe retrocessional reinsurance and was formerly registered as a Bermuda Class 3 insurer.

The Company provides support services to many of its subsidiaries through its wholly-owned subsidiary based in London, Montpelier Underwriting Services Limited (“MUSL”) and its wholly-owned subsidiary based in Woburn, MA, Montpelier Technical Resources Ltd. (“MTR”).

MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

PROXY STATEMENT

2009 Annual General Meeting of Shareholders
May 20, 2009

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board to be voted at the 2009 Annual Meeting to be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 20, 2009 at 10:30 a.m. Atlantic Daylight Time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of 2009 Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about April 15, 2009.

As of March 31, 2009, the record date for the determination of persons entitled to receive notice of, and to vote at, the 2009 Annual Meeting, there were 86,329,283 common shares of the Company, par value U.S. 1/6 cent per share (“Common Shares”), outstanding.  Common Shares are our only class of equity securities outstanding and entitled to vote at the 2009 Annual Meeting.  Common Shares are quoted on the New York Stock Exchange, Inc. (the “NYSE”) under the ticker symbol MRH.

Holders of Common Shares are entitled to one vote on each matter to be voted upon by the Shareholders at the 2009 Annual Meeting for each share held. Pursuant to Section 51 of our Bye-laws, if, and so long as, the “controlled shares” (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the Common Shares entitled to vote generally at an election of directors, then the votes conferred by the controlled shares owned by such person shall be reduced by whatever amount is necessary so that after any such reduction such votes shall constitute no more than 9.5% of the total voting power of all the Common Shares entitled to vote generally at any election of directors as set forth in our Bye-laws. In addition, our Board may adjust a Shareholder’s voting rights to the extent that it reasonably determines in good faith that it is necessary to do so to avoid adverse U.S. tax consequences or materially adverse legal or regulatory treatment to the Company or any subsidiary of the Company or to any Shareholder or affiliate controlled by such Shareholder. “Controlled shares” shall include, among other things, all Common Shares that a person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 958 of the U.S. Internal Revenue Code).

In order to determine the number of controlled shares owned by each Shareholder, we are authorized to require any Shareholder to provide information as to that Shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the Shareholder’s Common Shares, relationships with other Shareholders or any other facts the directors may deem relevant to a determination of the number of Common Shares attributable to any person. We may, in our reasonable discretion, disregard the votes attached to Common Shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.

The presence of two or more persons present in person and representing in person or by proxy in excess of 50% of the total combined voting power (that is, the number of maximum possible votes entitled to attend and vote at a general meeting, after giving effect to Bye-law 51) of all of the issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business at the 2009 Annual Meeting.

At the 2009 Annual Meeting, Shareholders will also receive the report of our independent registered public accounting firm and may be asked to consider and take action with respect to such other matters as may properly come before the 2009 Annual Meeting.

Each of the Shareholder proposals presented herein will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the 2009 Annual Meeting, subject to Bye-law 51, provided a quorum is present. The Company intends to conduct all voting at the 2009 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-laws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2009.  The Proxy Statement and Annual Report are also available at https://materials.proxyvote.com/G62185.

Solicitation and Revocation

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD.

Such persons designated as proxies serve as officers of the Company. Any Shareholder desiring to appoint another person to represent him or her at the 2009 Annual Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated herein, before the time of the 2009 Annual Meeting. It is the responsibility of the Shareholder appointing such other person to represent him or her as proxy to inform such person of this appointment.

All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2009 Annual Meeting. If a Shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the Common Shares in respect of which he or she is appointed proxyholder in accordance with the directions of the Shareholder appointing him or her. Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2009 Annual Meeting. Attendance at the 2009 Annual Meeting by a Shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

Member brokerage firms of the NYSE that hold Common Shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions, vote in their discretion upon the proposals.

We will bear the cost of solicitation of proxies. We have engaged the firm of Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for a fee of $7,500, plus the reimbursement of reasonable out of pocket expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the 2009 Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

PROPOSAL 1

APPROVAL OF A TWELVE MEMBER BOARD AND ELECTION OF CLASS A DIRECTORS

Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term, except in the case of a director appointed to fill a casual vacancy.

At the 2009 Annual Meeting, Shareholders are requested to elect four nominees to Class A with a term expiring in 2012.  John D. Collins, Allan W. Fulkerson, Candace L. Straight, and Anthony Taylor have been nominated for election as Class A directors at the 2009 Annual Meeting by the Executive Chairman of the Board.  If elected, each of Messrs. Collins, Fulkerson and Taylor, and Ms. Straight will serve for a three-year term expiring at the Company’s 2012 Annual General Meeting of Shareholders or until their respective successors are elected and qualified.  In the event that Shareholders fail to elect each of the director nominees, the number elected shall be deemed to be the number of directors so fixed.

THE BOARD RECOMMENDS VOTING “FOR” PROPOSAL 1 WHICH CALLS FOR FIXING THE NUMBER OF DIRECTORS OF THE COMPANY AT TWELVE AND THE ELECTION OF EACH OF THE 2009 NOMINEES.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Director Nominees

The current members and nominees of the Board and terms of each class are set forth below:

Name	Age	Position	Director Since

Class A - term ending 2009
Anthony Taylor *	63	Executive Chairman	2001
Allan W. Fulkerson *	75	Director	2001
K. Thomas Kemp	68	Director	2002
John D. Collins *	70	Director	2007

Class B - term ending 2010
John F. Shettle, Jr.	54	Lead Director	2004
Morgan W. Davis	58	Director	2006
Wilbur L. Ross, Jr.	71	Director	2006
Thomas G.S. Busher	53	Deputy Chairman, COO and EVP	2007

Class C - term ending 2011
Clement S. Dwyer, Jr.	60	Director	2006
Candace L. Straight *	61	Director	2006
J. Roderick Heller III	71	Director	2007
Ian M. Winchester	62	Director	2007
Christopher L. Harris	39	Director, President and CEO	2008

*                 Nominated to be elected at the 2009 Annual Meeting to Class A with a term ending in 2012.

Each of the nominees for election at the 2009 Annual Meeting, Messrs. Collins, Fulkerson and Taylor, and Ms. Straight were previously elected by Shareholders and have been nominated by the Compensation and Nominating Committee (the “CN Committee”) for re-election.

The following information presents the principal occupation, business experience, and recent business activities involving the Company and other affiliations of the directors and nominees other than Mr. Kemp, who, with effect on February 27, 2009, advised the Company of his decision not to stand for re-election to the Board at the Company’s 2009 Annual Meeting.

Class A Directors, term expiring in 2009:

Anthony Taylor.  Mr. Taylor was appointed Chairman in February 2004 and served as President of the Company from January 2002 to December 2007 and as Chief Executive Officer (“CEO”)  of the Company from January 2002 to June 30, 2008.  On July 1, 2008, Mr. Taylor assumed his current role of Executive Chairman.  From 1983 to December 1998, Mr. Taylor was associated with Lloyd’s Syndicate Number 51 “A Taylor & Others,” which was initially managed by Willis Faber Agencies and, after a management buyout, by Wellington Underwriting Agencies Limited (“Wellington Agencies”) of which Mr. Taylor was a founding director. From 1999 to 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington Agencies. During 2001, Mr. Taylor was Chairman of Wellington Agencies and Deputy Chairman of Wellington Underwriting plc (“Wellington Underwriting”). Prior to 1999, Mr. Taylor served as the Active Underwriter of Lloyd’s Syndicate Number 51. Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd’s market.

Allan W. Fulkerson.  Mr. Fulkerson is currently a managing member of Red Hill Capital, LLC. Previously, he served for more than ten years as President and CEO of Century Capital Management, Inc. and Chairman of Century Shares Trust, investment organizations which have specialized in the insurance industry.  Mr. Fulkerson currently serves as a director of HCC Insurance Holdings, Inc.  He has served as director of more than twenty public and private companies, including Risk Capital Holdings, Inc., Tempest Reinsurance Co., United Educators Risk Retention Group, Inc. and Wellington Underwriting.  Among his non-profit involvements, he has served as a member of the Dean’s Council at Harvard University’s Kennedy School of Government and currently as a member of the Visiting Committee for the Center for Development Economics at Williams College.

John D. Collins.  Mr. Collins is currently a director of Mrs. Fields Famous Brands, LLC, Suburban Propane Partners, L.P. and is a trustee of eight investment companies in the Columbia Atlantic Mutual Fund Group.  He is also a member of the board of his alma mater, LeMoyne College in Syracuse, New York.  In 1999, he retired from his role as a senior audit partner with KPMG LLP (“KPMG”) in New York City.  Since then he has been a consultant to KPMG and subsequently to a number of other companies.  During his career, Mr. Collins served a five-year term as the U.S. representative on the International Auditing Procedures Committee, which develops auditing standards for use worldwide.

Class B Directors, term expiring in 2010:

John F. Shettle, Jr.  Mr. Shettle is currently an Operating Partner at Lightyear Capital, a private equity firm providing buyout and growth capital to companies in the financial services industry.  He is also a director of Sagicor Financial Corporation and Sagicor Life Insurance Company, a subsidiary of Sagicor Financial Corporation, a Barbados and LSE listed Company.  From 2005 to 2007 he was the President and CEO of the Victor O. Schinnerer Company, where he was responsible for running two of the largest underwriting management insurance organizations in North America:  Victor O. Schinnerer & Company, Inc. and ENCON Group Inc.  He is the former CEO of Tred Avon Capital Advisors, Inc. and was a Sub-Advisor to Swiss Re Alternative Assets, LLC with respect to its private equity portfolio holdings.  From 1999 until 2003, Mr. Shettle served as Managing Director and Senior Managing Director of Securitas Capital, LLC (“Securitas Capital”), the private equity arm of Swiss Reinsurance Company.  From 2003 until 2004, he also served as interim CEO of Providence Washington Insurance Companies and as President of its parent, PW Acquisition Company, a portfolio company of Securitas Capital’s private equity fund.  From 1983 to 1997, Mr. Shettle was employed in various executive capacities with AVEMCO Corporation, a NYSE-listed specialty insurance group, including acting as its President, COO and CEO from 1994 onward, and a member of its board of directors.

Morgan W. Davis.  Mr. Davis currently serves as a director of White Mountains and three of its subsidiaries: OneBeacon Insurance Group, Ltd. (“OneBeacon”); Esurance Holdings, Inc. (“Esurance”); and Answer Financial Inc. Mr. Davis was formerly Managing Director at OneBeacon from 2001 to 2005.  From 1994 to 2001, he served in various executive capacities for White Mountains. Prior to that, he was with Fireman’s Fund Insurance Company for seven years and INA/Cigna for ten years.

Wilbur L. Ross, Jr.  Mr. Ross is currently Chairman and CEO of WL Ross & Co. LLC and Chairman of Invesco Private Capital.  Mr. Ross is also non-executive Chairman of International Auto Components, International Coal Group, International Textile Group and American Home Mortgage Services, Inc. and serves on the boards of directors of Arcelor Mittal, Absolute Recovery Hedge Funds, Compagnie Européenne de Wagons SARL, Insuratex, Ltd., Nikko Electric Industry Co. Ltd., Ohizumi Manufacturing Company, Plascar Participacoes SA. and Assured Guaranty, Ltd.  Mr. Ross was formerly a director and shareholder of Blue Ocean, see “Certain Relationships and Related Transactions.”

Thomas G.S. Busher.  Mr. Busher currently serves as the Company’s Deputy Chairman and Chief Operating Officer (“COO”) and is an Executive Vice President (“EVP”). Mr. Busher also serves as the Company’s Head of European Operations and as Chairman of MUA. From 1985 to 2000, he was employed by Wellington Underwriting, where he served as Director and Group Secretary and as Director and Secretary of Wellington Agencies. Mr. Busher also formerly served as Chairman of Lloyd’s Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd’s Regulatory Board and of Lloyd’s/FSA Liaison Committee. Mr. Busher is a Solicitor of the Supreme Court of England & Wales.

Class C Directors, term expiring in 2011:

Clement S. Dwyer, Jr.  Mr. Dwyer currently serves as President of URSA Advisors, Inc. (“URSA”), a company formed in 1997 to provide insurance and reinsurance advisory services.  Prior to forming URSA, Mr. Dwyer was President and CEO of Signet Star Holdings, Inc., a reinsurance subsidiary of W.R. Berkeley Corp.  From 1970 to 1996, Mr. Dwyer was with Guy Carpenter & Company, Inc. (“Guy Carpenter”), most recently as an Executive Vice President and Director. He served as Head of Guy Carpenter’s North American Brokering Operations and was responsible for Property, Casualty, Ocean Marine, Life Health, Facultative and London Market Wholesale brokering.  Mr. Dwyer serves on the boards of Old American Insurance Investors and Dowling & Partners and is an advisor to Corporate Partners LP and The Beekman Group.  Mr. Dwyer is a Chartered Property & Casualty Underwriter and an ARIAS-US Certified Arbitrator.

Candace L. Straight.  Ms. Straight is currently a self-employed investment banking consultant specializing in the insurance industry. From 1998 to 2003, she was as an Advisory Director of Securitas Capital. She is currently a director of Neuberger Berman Mutual Funds and is a current or former member or trustee of numerous non-profit boards and commissions.

J. Roderick Heller III.  Mr. Heller is currently Chairman and CEO of Carnton Capital Associates, a private investment corporation in Washington, D.C.  From 1986 to 1997, Mr. Heller served as Chairman and CEO of NHP Inc. (“NHP”) and various related organizations.  NHP, prior to its sale in 1997, was a public company which, collectively with NHP Partners, Inc., was the largest owner and operator of apartment properties in the U.S.  From 1971 to 1982, Mr. Heller was a partner in the law firm of Wilmer, Cutler & Pickering in Washington, D.C.  He served as Chairman of National Capital Revitalization Corporation, the economic development corporation of Washington, D.C., from 2001 until 2003 and is on the board of First Potomac Realty Trust and various private for-profit corporations.

Ian M. Winchester.  Mr. Winchester is currently a Managing Partner and Chairman of the Investment Committee of BHC Winton Funds, L.P., investment funds which focus on providing capital to syndicates operating in the Lloyd’s market, and the Managing Director — Insurance of Brooks, Houghton & Co., a privately owned specialist investment banking and fund management firm founded in 1989.  From 1985 to 2006, he was with T&H Holdings, Inc., parent of Toplis and Harding, Inc., one of the oldest independent insurance outsourced services companies in North America specializing in claims adjusting work, where he served as Chairman, President and CEO and where he continues to serve as a non-executive director.  From 1970 to 1985, he was with Winchester Bowring, Ltd., a specialist reinsurance broker at Lloyd’s and a subsidiary of Marsh & McLennan, Inc., where he served as Managing Director from 1976 to 1985, and from 1964 to 1970 he was with Alexander Howden, Ltd., now a part of Aon Corporation, where he served as an Assistant Director from 1968 to 1970.  Mr. Winchester has also been an Underwriting Member of Lloyd’s since 1978.

Christopher L. Harris.  Mr. Harris currently serves as President and CEO of the Company.   Mr. Harris was promoted to President on January 1, 2008 and became CEO on July 1, 2008.  He joined the Company in 2002 as Chief Actuary and Senior Vice President (“SVP”) and was later named Chief Risk Officer in 2005 and Chief Underwriting and Risk Officer in 2006.  Prior to joining the Company, from 2001 to 2002, Mr. Harris was employed by Allianz Risk Transfer, where he was Chief Actuary, North America.  Prior to his employment with Allianz, Mr. Harris ran the actuarial consulting practice for KPMG Bermuda from 1998 to 2001.  His experience includes both consulting and operational roles in the insurance and reinsurance fields. Mr. Harris is a Fellow of the Casualty Actuarial Society, a Chartered Property and Casualty Underwriter and a Chartered Financial Analyst.

Executive Officers

(as of March 31, 2009)

Name	Age	Principal Position	Executive Officer Since

Anthony Taylor (1) (2)	63	Executive Chairman	2001
Christopher L. Harris (1) (3)	39	President and CEO	2006
Thomas G.S. Busher (1) (4)	53	Deputy Chairman, COO, EVP and Head of European Operations	2001
Michael S. Paquette (5)	45	CFO and EVP	2007
Stanley J. Kott (6)	60	CEO of Montpelier US	2008
William Pollett (7)	41	Treasurer and SVP	2007
Jonathan B. Kim (8)	43	General Counsel, Secretary and SVP	2004

(1)          See the biographies of Messrs. Taylor, Harris and Busher under “Proposal 1 — Approval of a Twelve Member Board and Election of Class A Directors.”

(2)          Mr. Taylor also serves as Chairman of Montpelier Re, MUI, MUSIC and MUSL and a director of MTR.

(3)          Mr. Harris also serves as Director, CEO and EVP of Montpelier Re.  He also serves as a director of MUI, Blue Ocean, Blue Ocean Re, MUA and MTR.

(4)          Mr. Busher also serves as Deputy Chairman, COO and EVP of Montpelier Re and is a director of MUSL.  He also serves as Chairman of MUA and MEAG.

(5)          Mr. Paquette also serves as Finance Director of MUA and CFO and EVP of MTR.  He is a director of MUA and MUI and is Chairman of MTR.

(6)          Mr. Kott also serves as a director of MTR, MUI and MUSIC.

(7)          Mr. Pollett also serves as Treasurer and SVP of Montpelier Re.

(8)          Mr. Kim also serves as Secretary of MUI and MTR.

Michael S. Paquette.  Mr. Paquette currently serves as CFO and EVP of the Company, a position he has held since May 1, 2008. Prior to joining the Company in May 2007 as Controller and SVP, he spent eighteen years with White Mountains in various capacities, including Controller and SVP, and four years with KPMG as an auditor.  Mr. Paquette is a Certified Public Accountant (CPA), a Certified Management Accountant (CMA) and a Certified Financial Manager (CFM).

Stanley J. Kott.  Mr. Kott currently serves as CEO of MUI and MUSIC (collectively referred to as “Montpelier US”).  Prior to joining the Company in May 2007, Mr. Kott spent eight years as CEO and Director of Wellington Underwriting Inc., Wellington Underwriting Holdings Ltd. and Wellington Specialty Insurance Company.  Mr. Kott is a member of the Board of Trustees of Wells College, where he is currently Chair of the Finance Committee; a member of the Board of Trustees at Cayuga Community College; and a Board member of the CCC Foundation; the Owasco Lake Watershed Association and President of the Fleming Improvement Foundation.

William Pollett.  Mr. Pollett currently serves as Treasurer and SVP of the Company. Prior to joining the Company in 2006, he spent five years with ACE Group, initially as CFO of ACE Tempest Re and then as Senior Financial Analyst and SVP at ACE Limited. Prior to the ACE Group, Mr. Pollett was employed by the OIL Group of Companies for seven years in various capacities, including Treasurer and Vice President of its investment companies. Mr. Pollett is a Chartered Financial Analyst (CFA) and a Chartered Accountant (ACA).

Jonathan B. Kim.  Mr. Kim currently serves as General Counsel, Secretary and SVP of the Company.  Prior to joining the Company, from 1991 to 1998 he worked for Winthrop, Stimson, Putnam & Roberts (currently Pillsbury Winthrop Shaw Pittman LLP) in New York.  Subsequently, he served as in-house counsel to a number of start-up ventures and worked in London as an Account Director for Modem Media, Inc. (now part of the Publicis Groups S.A.).  From 2002 to 2004 Mr. Kim was with AXA Advisors, LLC, a subsidiary of the AXA Group, in New York.

Corporate Governance and Related Matters

The Board acts as the Company’s ultimate decision maker and advises and oversees management, which is responsible for day-to-day operations and management. The Company has adopted Corporate Governance Guidelines to provide a framework for the governance of the Company. This document is available on our website at (www.montpelierre.bm > Corporate Governance >  Governance Documents > Corporate Governance Guidelines and Procedures) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics for all its directors, officers and employees, including the Company’s CEO and CFO. This document is available on our website at (www.montpelierre.bm > Corporate Governance > Governance Documents > Code of Conduct and Ethics) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.  Any waiver of any part of the Code of Conduct and Ethics for executive officers or directors may be made only by the Board (or the Audit Committee) and will be promptly disclosed to Shareholders as required by Securities and Exchange Commission (the “SEC”) and NYSE rules.

The Board and Committees

The Board

The Board is elected by the Shareholders.  It selects the CEO, the CFO and other members of the senior management team who are charged with the conduct of the Company’s business.  Having selected the senior management team, the Board acts as an advisor to senior management and ultimately monitors its performance.  The Board’s ability to monitor performance is facilitated by the presence of independent directors who have substantive knowledge of the Company’s business.

Director Independence

Members of the Audit Committee and the CN Committee must meet all applicable independence tests as defined by the NYSE, the SEC and the Company’s Categorical Standards for Director Independence (“the Company’s Independence Standards”).

The Board and the CN Committee have reviewed the responses of directors and director nominees to a questionnaire asking about their direct and indirect relationships with the Company (including those of their immediate family members) and other potential conflicts of interest, as well as pertinent materials provided by management related to transactions, relationships or arrangements between the Company and the directors or director nominee or parties related thereto.

The Board has concluded that each of the Company’s non-management directors are independent in accordance with the director independence standards of the NYSE and the Company’s Independence Standards, as adopted by the Board and attached hereto as Appendix A, and that none has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director. Messrs. Taylor, Harris and Busher, by virtue of their management positions with the Company, are not considered to be independent directors. Accordingly, the majority of the Board is comprised of independent directors.

Board Meetings

During 2008, the following meetings of the Board were held: four meetings of the full Board, seven meetings of the Audit Committee, three meetings of the CN Committee and four meetings each of the Finance Committee and the Underwriting Committee. During 2008, each of our directors attended over 75% of the aggregate of: (i) the total number of meetings of the Board (during the period such person was a director); and (ii) the total number of meetings held by all committees of the Board (during the period such director was a member).  John F. Shettle, Jr., our Lead Director, attends and presides over each regularly scheduled executive session of non-management directors.

It is the Board’s policy that all directors attend, or otherwise participate in, Annual General Meetings unless unavoidably prevented from doing so. All of our directors were in attendance, or participated in, our 2008 Annual General Meeting of Shareholders.

Committees of the Board

The Board had four standing committees during 2008 as follows:

Audit Committee.  Comprised of Messrs. Fulkerson (Chair), Collins, Dwyer, Ross and Winchester, the Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews: (i) the qualifications of our independent registered public accounting firm, is directly responsible for its selection, and reviews the plan, fees and results of its audit; and (ii) the performance, organization and scope of the Company’s internal audit function (which was outsourced to a third party during 2008 and was brought in-house in 2009). The Board has determined that all members of the Audit Committee are “independent,” as defined by the NYSE, the SEC and the Company’s Independence Standards. The Board has further determined that, of the persons on the Audit Committee, at a minimum Mr. Collins qualifies as an “audit committee financial expert” under Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

In accordance with applicable NYSE listing standards, the Board has considered Mr. Collins’ simultaneous service on the audit committees of more than three public companies (including investment companies) and has determined that such service does not impair his ability to effectively serve on the Company’s Audit Committee.  In each case the respective boards of directors and trustees have agreed that Mr. Collins has adequate time to fulfill his duties on each of the audit committees.

The Audit Committee has established a charter which outlines its primary duties and responsibilities.  This document is available on our website at (www.montpelierre.bm > Corporate Governance > Committees > Audit Committee Charter) and also may be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The Audit Committee’s report appears on page 12.

Compensation and Nominating Committee.  Comprised of Messrs. Davis (Chair), Collins (through May 2008), Heller, Shettle, and Ms. Straight, the CN Committee oversees our compensation and benefit policies and programs, including administration of its annual bonus awards and long-term incentive plan, the evaluation of the Board and management, and the development of corporate governance principles. The CN Committee is responsible for all aspects of compensation and benefits policies for the Company’s CEO and all other executive officers. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments and equity awards for the Company’s CEO and all other executive officers. The CN Committee is also responsible for management succession for all executive officers of the Company, including the CEO. In addition, the Committee searches for qualified director candidates as needed and reviews background information of candidates for selection to the Board, including those recommended by Shareholders, and makes recommendations to the Board regarding such candidates. The Board has determined that all members of the CN Committee are “independent” as defined by the NYSE, the SEC and the Company’s Independence Standards.

The CN Committee has established a charter, which outlines its primary duties and responsibilities.  This document is available on our website at (www.montpelierre.bm > Corporate Governance > Committees > Compensation and Nominating Committee Charter) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The CN Committee annually reports on the Company’s Compensation Discussion and Analysis. The CN Committee’s report appears on page 23.

In carrying out its function to nominate candidates for election to the Board, the CN Committee seeks candidates who meet the criteria for selection and have any specific qualities or skills being sought based on input from members of the Board. The CN Committee believes that director candidates must have: (i) attained a minimum age and have certain other minimum qualifications, including the highest standards of integrity, significant accomplishments in their chosen field of expertise; (ii) experience with a high degree of responsibility in a business, non-profit organization, educational institution, professional services firm or other organization; (iii) an ability to commit the appropriate time to preparing for Board meetings, attending meetings, and other corporate governance matters; (iv) an understanding of basic financial statements; and (v) familiarity with the role and function of a board of directors.

The CN Committee may also consider additional factors in evaluating a potential director candidate, including candidate qualifications that would assist the Board in achieving a mix that represents a diversity of background and experience. Such qualifications may include leadership skills, strategic or policy setting experience in a complex organization, experience and expertise that is relevant to the Company’s insurance and reinsurance businesses, including any specialized business experience, actuarial or underwriting expertise, or other specialized skills, an ability to contribute meaningfully to the needs of the Company and the Board, high ethical character and a reputation for honesty, integrity, and sound business judgment, an ability to represent the interests of Shareholders, and any qualities and accomplishments that complement the Board’s existing strengths.

The CN Committee also evaluates whether such director candidate is independent, is financially literate, has accounting or related financial management expertise, qualifies as an audit committee financial expert, and is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its Shareholders.

The CN Committee may identify potential nominees for director through director suggestions, management recommendations, business, insurance industry and other contacts, and Shareholder nominees. The CN Committee may, to the extent it deems appropriate, engage a third-party search firm and other advisors to identify potential nominees for director.

Finance Committee. Comprised of Messrs. Kemp (Chair), Collins, Davis (through May 2008), Harris, Heller, Taylor (through May 2008) and Ms. Straight, the Finance Committee oversees the policies and activities related to our investments, capital structure and financing arrangements.

Underwriting Committee. Comprised of Messrs. Shettle (Chair), Busher, Davis, Dwyer, Taylor and Winchester, the Underwriting Committee oversees our underwriting processes and procedures and monitors our underwriting performance.

Shareholder Recommendations

Shareholders who wish to recommend a person or persons for consideration as a nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, or by fax to 441-296-5551 and include the following information:

•                  the name(s) and address(es) of the Shareholder(s) making the nomination, the number of Common Shares which are owned beneficially and of record by such Shareholder(s) and the period for which such Common Shares have been held;

•                  the name of each person whom the Shareholder(s) recommend(s) to be considered as a nominee;

•                  a description of the relationship between the nominating Shareholder(s) and each nominee;

•                  a business address and telephone number for each nominee (an e-mail address may also be included);

•                  biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•                  all information relating to such nominee required to be disclosed pursuant to Regulation 14A of the 1934 Act; and

•                  written consent of the recommended nominee to nomination and to serving as a director, if elected.

Shareholder recommendations of director nominees for future Annual General Meetings of Shareholders to be included in the Company’s proxy materials will be considered only if received no later than the one hundred twentieth calendar day before the first anniversary of the date of the Company’s Proxy Statement in connection with the previous year’s annual meeting. For Shareholder proposals to be included in the Proxy Statement relating to the 2010 Annual General Meeting of Shareholders, see “2010 Shareholder Proposals” on page 36. Under the regulations of the SEC, the Company is not required to include certain Shareholder (including director nominee) proposals in its proxy materials. Accordingly, the Company does not waive its right to exclude Shareholder proposals from its Proxy Statement. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.

In order for a Shareholder to nominate a candidate for director at a meeting of Shareholders without inclusion of such director nominee in the Company’s Proxy Statement, timely written notice of the nomination should be received by the Company in advance of the meeting. Such notice of a proposed nomination should be received by the Company at least forty-five calendar days prior to the first anniversary of the date of the Company’s Proxy Statement in connection with the previous year’s annual meeting. Shareholders in attendance at a general meeting of the Company may nominate a candidate for election as a director from the floor of the meeting, if the election of directors was on the agenda for the meeting. The notice provisions recommended in this paragraph are separate from the requirements a Shareholder must meet in order to have a proposed nominee considered by the CN Committee for nomination by the Board and inclusion as a nominee in the Company’s Proxy Statement.

Shareholder Communications

Shareholders, as well as any interested parties, may communicate directly with the Board or any one or more individual directors by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda or by fax at 441-296-5551. All communications will be compiled and summarized by the Secretary of the Company. For communications addressed to a specific director, that director will receive such summary. The Chairman of the Board will receive the summary for all communications that are not addressed to a particular director.  All routine inquiries and information requests will be handled in the first instance by the Company’s Secretary.  All other correspondence will be evaluated by the Company’s Secretary, who will forward a particular communication to the appropriate Board or Board Committee member(s) upon determining that it is made for a valid purpose and is relevant to the Company and its business. At each regularly-scheduled meeting of the Board, the Company’s Secretary shall present a summary of all communications received since the last meeting that were not forwarded and upon request shall make such communications available to any or all of the directors.

Audit Committee Report

This report is being furnished by the Audit Committee of the Board with respect to the Company’s consolidated financial statements for the year ended December 31, 2008.

The Audit Committee has established a charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary. This document is available on the Company’s web site at (www.montpelierre.bm > Corporate Governance > Committees > Audit Committee Charter).

Company management is responsible for the preparation and presentation of complete and accurate consolidated financial statements. PricewaterhouseCoopers, our independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report based on its audit.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2008, the Audit Committee has: (1) reviewed and discussed the audited consolidated financial statements with management; (2) reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and (3) received and discussed the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  Based on these reviews and discussions, the Audit Committee has determined PricewaterhouseCoopers to be independent and has recommended to the Board that the audited consolidated financial statements be included in the 2009 Annual Report on Form 10-K for filing with the SEC and for presentation to the Shareholders at the 2009 Annual Meeting.

Allan W. Fulkerson (Chair) John D. Collins Clement S. Dwyer, Jr. Wilbur L. Ross, Jr. Ian M. Winchester	April 3, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 31, 2009 unless otherwise noted, with respect to the ownership of Common Shares by each person known by us to beneficially own 5% or more of our outstanding Common Shares.

Name and Address of Beneficial Owner	Number of Common Shares Owned (1)	Percentage of Common Shares Outstanding (1)

FMR Corp. (2)	11,764,282	13.6%
82 Devonshire Street
Boston, MA 02109

Mackenzie Financial Corporation (3)	11,753,500	13.6%
180 Queen Street West
Toronto, Canada M5V 3K1

WL Ross & Co. LLC (4)	6,897,802	8.0%
600 Lexington Avenue, 19th Floor
New York, NY 10022

Third Avenue Management LLC (5)	4,826,264	5.6%
622 Third Avenue, 32nd Floor
New York, NY 10017

(1)          Based on 86,329,283 Common Shares outstanding as of March 31, 2009.  Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the 1934 Act, meaning that Restricted Share Units (“RSUs”) vesting within sixty days of such date are deemed to be Common Shares outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage held by any other person or entity.

(2)          Information based on a Schedule 13G/A, as of December 31, 2008, filed with the SEC  jointly by FMR Corp. and Edward C. Johnson, III on February 17, 2009. As described within that filing, FMR Corp. acquired these Common Shares for investment purposes on behalf of client investment advisory accounts.

(3)          Information based on a Schedule 13G, as of December 31, 2008, filed with the SEC by Mackenzie Financial Corporation (“Mackenzie”) on January 20, 2009. As described within that filing, Mackenzie acquired these Common Shares for investment purposes on behalf of client investment advisory accounts.

(4)          Includes 6,896,552 Common Shares held jointly by WL Ross & Co., LLC, WLR Recovery Fund II, L.P., WLR Recovery Fund III, L.P., WLR Recovery Associates II LLC and WLR Recovery Associates III LLC and 1,250 RSUs held directly by Mr. Ross.  WL Ross & Co. LLC and Mr. Ross share voting and dispositive power over the Common Shares held by these funds.

(5)          Information based on a Schedule 13G, as of December 31, 2008, filed with the SEC by Third Avenue Management (“Third Avenue”) on February 13, 2009. As described within that filing, Third Avenue acquired these Common Shares for investment purposes on behalf of client investment advisory accounts.

Security Ownership of Management

The following table sets forth information, as of March 31, 2009, with respect to the beneficial ownership of Common Shares by each of our directors, certain of our executive officers and by all of our directors and executive officers as a group.  None of the Common Shares shown as beneficially owned by our directors and executive officers are known to have been pledged as security.

Name of Beneficial Owner (1)	Number of Common Shares Owned	Percentage of Common Shares Outstanding (2)

Thomas G. S. Busher	213,280	*
John D. Collins	4,209	*
Morgan W. Davis	34,590	*
Clement S. Dwyer, Jr.	7,250	*
Allan W. Fulkerson	9,199	*
Christopher L. Harris	82,031	*
J. Roderick Heller III	7,250	*
K. Thomas Kemp (3)	61,250	*
Stanley S. Kott	22,957	*
Michael S. Paquette	25,125	*
William Pollett	31,748	*
Wilbur L. Ross, Jr. (4)	6,897,802	8.0%
John F. Shettle, Jr.	7,027	*
Candace L. Straight	4,590	*
Anthony Taylor	1,131,377	1.3%
Ian M. Winchester	22,209	*

All directors and executive officers as a group (17 persons)	8,569,922	9.9%

*                 Represents less than 1.0% of our outstanding Common Shares.

(1)          The address of each of the beneficial owners identified is Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

(2)          Based on 86,329,283 Common Shares outstanding as of March 31, 2009.  Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the 1934 Act, meaning that RSUs vesting within sixty days of such date are deemed to be Common Shares outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage held by any other person or entity.  The Common Shares shown as beneficially owned by Messrs. Collins, Davis, Fulkerson, Heller, Kemp, Ross, Shettle and Winchester and Ms. Straight each include 1,250 RSUs and the Common Shares shown as beneficially owned by Mr. Paquette include 6,000 RSUs.

(3)          Includes 15,000 Common Shares held by Little Oak Hill Partnership L.P., of which Mr. Kemp is General Partner.

(4)          Includes 6,896,552 Common Shares held jointly by WL Ross & Co., LLC, WLR Recovery Fund II, L.P., WLR Recovery Fund III, L.P., WLR Recovery Associates II LLC and WLR Recovery Associates III LLC and 1,250 RSUs held directly by Mr. Ross.  WL Ross & Co. LLC and Mr. Ross share voting and dispositive power over the Common Shares held by these funds.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All relationships and transactions between the Company and any of our directors, executive officers or their immediate family members are reviewed to determine whether such persons have a direct or indirect material interest. Responsibility for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for the determination, based on facts and circumstances, as to whether the Company or a related person has a direct or indirect material interest lies primarily with our legal department. The Company has a written related person transaction policy. This document is available on the Company’s web site at (www.montpelierre.bm > Corporate Governance > Governance Documents > Related Person Transaction Policy).

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.  In addition, our Audit Committee reviews and approves or ratifies any related person transaction that must be disclosed.  In the course of its review, our Audit Committee considers:

•                  the nature of the related person’s interest in the transaction;

•                  the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•                  whether the transaction would impair the judgment of a director or executive officer in acting in the best interests of the Company;

•                  the importance of the transaction to the related person; and

•                  any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or any vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

We have entered into transactions with parties that are related to the Company. We believe that each of these transactions,  as described below, was made on terms no less favorable to us than we could have obtained from unrelated parties.

On April 1, 2008, the Company entered into a Letter Agreement with Kernan V. Oberting, the Company’s former CFO and EVP, setting forth the terms of his voluntary departure as a full-time employee, effective May 1, 2008, in order to establish an investment advisory company, KVO Capital Management, LLC (“KVO”).  Among other things, the Letter Agreement provided that Mr. Oberting will continue to vest in all in force awards granted to him prior to 2008 under the Montpelier Re Holdings Ltd. Long-Term Incentive Plan (the “LTIP”) and he will be entitled to receive a pro-rated annual bonus with respect to 2008. The Letter Agreement also provided for the Company to enter into a Consulting Agreement with Mr. Oberting and KVO and an Investment Management Agreement with KVO (the “Consulting Agreement” and “IMA”, respectively).

Pursuant to the Consulting Agreement, KVO will provide capital management and consulting services to the Company and, pursuant to the IMA, KVO will provide the Company with discretionary investment management services, in each case for an initial term beginning May 1, 2008 and ending December 31, 2010, subject to automatic renewal for additional successive one-year periods.

Pursuant to the Consulting Agreement, the Company pays KVO a monthly consulting fee equal to 0.25 basis points of the Company’s asset base at the end of each month. In addition, if certain performance criteria are satisfied, the Company will pay KVO a one-time fee of $250,000 after the end of its term.

Pursuant to the IMA, the Company pays KVO a monthly management fee equal to 8.333 basis points of the net asset value of the Company’s investment account, which initially consisted of cash and securities in an aggregate amount equal to $100.0 million, and an annual incentive fee equal to 15% of the Net Profits (as defined in the Consulting Agreement) of the Company’s investment account. After December 31, 2010, the Company will pay KVO a monthly management fee that may be reduced based upon the percentage of KVO’s aggregate net assets under management that the Company’s investment account constitutes.

For 2008, the Company paid KVO an aggregate of $1.0 million for services provided under the Consulting Agreement and the IMA and, at December 31, 2008, owed KVO an additional $0.1 million for such services provided.

Mr. Ross, a Director of the Company and a former director of Blue Ocean, is Chairman and CEO of WL Ross & Co. LLC. Investment funds managed by WL Ross & Co. LLC collectively owned 8.0% of the Company’s Common Shares at March 31, 2009.

The Company acquired all of the outstanding common shares of Blue Ocean in June 2008 for $30.5 million. As part of this transaction, the Company purchased 248,756 Blue Ocean common shares (representing 9.8% of the total common shares outstanding at that date) from funds managed by WL Ross & Co. LLC for $5.1 million and Mr. Ross resigned as a director of Blue Ocean. The transaction received the unanimous approval of Blue Ocean’s minority shareholders, including Mr. Ross.

In anticipation of the Blue Ocean acquisition, the Company cancelled its underwriting agreement with Blue Ocean Re.  During the year ended December 31, 2008, Blue Ocean Re incurred $0.4 million in total fees (consisting of underwriting and performance fees) pursuant to this agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, during the year ended December 31, 2008, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% Shareholders were complied with by such persons.

EXECUTIVE COMPENSATION

Director Compensation

Each non-management director receives the following compensation annually: (i) a retainer of $75,000; (ii) for the Chairman of the CN Committee, an additional fee of $7,500; (iii) for the Chairman of the Finance Committee, an additional fee of $7,500 (which was increased to $25,000 effective January 1, 2009); (iv) for the Chairman of the Audit and Underwriting Committees, an additional fee of $50,000; (v) for members of the Audit and Underwriting Committees, an additional fee of $10,000; (vi) for the Lead Director, an additional fee of $15,000; and (vii) for members of our Board committees, attendance fees of $2,000 per meeting. Management does not receive compensation for services as a member of the Board or any committee of the Board.

In addition, each non-management director is entitled to receive a one-time grant of 5,000 RSUs under the LTIP upon appointment to the Board. Each of the current non-management directors received their grants on May 21, 2008.  These RSUs vest ratably in equal tranches over a four-year period based on continuous service as a director. RSUs are payable only in Common Shares or in Common Shares net of applicable tax withholdings.

The Board approved a non-management director equity plan which became effective May 20, 2005 and was amended and restated effective as of July 26, 2007 (as amended, the “Directors Share Plan”).  Directors who voluntarily participate in the Directors Share Plan may elect to defer up to $30,000 ($7,500 per quarter) of their annual retainer and receive a number of Director Share Units (“DSUs”) of equivalent value.  DSUs comprise a contractual right to receive Common Shares or an equivalent amount of cash, upon termination of service as a director.  Dividend equivalents are reinvested in the form of additional DSUs.  Participation elections are made on an annual basis and remain in effect unless revoked.

The Emergency Economic Stabilization Act of 2008, enacted on October 3, 2008 (the “EES Act”), added Section 457A to the U.S. Internal Revenue Code. The Company believes that, effective for periods after December 31, 2008, Section 457A and guidance promulgated by the U.S. Internal Revenue Service thereunder may have caused directors who participate in the Directors’ Share Plan to be taxed currently on the fair value of their DSUs rather than upon subsequent receipt of the underlying Common Shares.

In order to alleviate this potential mismatch between taxation and receipt of the Common Shares, the CN Committee and the Board resolved to permit directors who participate in the Directors Share Plan to elect to receive payment for all or a portion of their outstanding DSUs in cash and/or Common Shares prior to their termination of service as a director. All participating directors resolved to receive payment for their outstanding DSUs on January 2, 2009, which resulted in the issuance of 26,703 Common Shares and the payment of $237,549 to directors in the aggregate.

The following table summarizes the total compensation earned by the Company’s non-management directors during the year ended December 31, 2008:

	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Director	($)	($)	($)	($)	($)	($)	($)

Class A Directors

Allan W. Fulkerson	117,000	56,050	—	—	—	1,125	174,175
K. Thomas Kemp	68,500	56,050	—	—	—	1,125	125,675
John D. Collins	85,000	56,050	—	—	—	1,125	142,175

Class B Directors

John F. Shettle Jr.	128,000	56,050	—	—	—	1,125	185,175
Morgan W. Davis	79,500	56,050	—	—	—	1,125	136,675
Wilbur L. Ross Jr.	73,000	56,050	—	—	—	1,125	130,175

Class C Directors

Clement S. Dwyer Jr.	125,000	26,050	—	—	—	1,125	152,175
Candace L. Straight	67,000	56,050	—	—	—	1,125	124,175
J. Roderick Heller III	67,000	56,050	—	—	—	1,125	124,175
Ian M. Winchester	95,000	56,050	—	—	—	1,125	152,175

(1)          Represents compensation expense recorded for outstanding RSUs determined in accordance with FAS 123(R) (see Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, “2008 10-K Note 10”) without regard to estimated forfeitures and amounts voluntarily deferred pursuant to the Directors Share Plan ($30,000 per participating director). Amounts deferred as DSUs are not included in the “Fees Earned or Paid in Cash” column.

The grant date fair value and 2008 compensation expense related to each of the RSU awards made to the directors during 2008, each computed in accordance with FAS 123(R), was $83,350 and $26,050, respectively.  As of December 31, 2008, the aggregate number of outstanding RSUs awarded to the directors was 50,000.

(2)          Net earnings (losses) from DSUs, which mirror the value of Common Shares, have been excluded from the above table as they are neither above-market nor preferential.

(3)          Represents dividend equivalents earned on outstanding RSUs.

Executive Officer Compensation

Compensation Discussion and Analysis

Those persons serving as our Principal Executive Officer (or CEO) and our Principal Financial Officer (or CFO) during any part of 2008 and our three most highly compensated executive officers other than our CEO and CFO, included:

Christopher L. Harris	President and CEO (Principal Executive Officer)
Anthony Taylor	Executive Chairman (former CEO)
Michael S. Paquette	CFO and EVP (Principal Financial Officer)
Kernan V. Oberting	Former CFO and EVP
Thomas G. S. Busher	Deputy Chairman, COO, EVP and Head of European Operations
Stanley J. Kott	CEO of Montpelier US
William Pollett	Treasurer and SVP

We refer to these individuals as our “Named Executive Officers.”  This Compensation Discussion and Analysis describes the material elements of the compensation awarded to, earned by or paid to our Named Executive Officers in 2008.

Executive Compensation Philosophy

The primary goal of our compensation programs is to attract, retain and reward our key executives while promoting the long-term interests of the Company and its owners.  Accordingly, we design our targeted executive compensation so that it corresponds to, and is proportionate with, the creation of long-term shareholder value.  We adhere to this goal by utilizing a combination of highly-variable annual and long-term incentives designed to promote employee share ownership and retention.  The harvesting of these incentives is contingent on our annual results.

Executive Compensation Policy

The Company’s executive compensation policy, which is developed by the CN Committee, is designed to compensate our Named Executive Officers for taking actions that result in superior risk-adjusted growth in intrinsic value per share over time while measuring and distributing such compensation against the backdrop of the actual results experienced.  We believe that changes in our fully converted book value per share and market value per share are direct measures and therefore represent reasonable proxies to use for the estimated changes in intrinsic value per share.  Our incentive compensation plans are therefore geared to incentivize and reward management to increase these measures, either directly or indirectly.

Among other things, we compensate our executives for:

•            identifying and selecting underwriting opportunities intelligently,

•            identifying and improving operational efficiencies,

•            developing sophisticated methods and tools for assessing and monitoring insurance risk, and

•            avoiding or moderating other business risks such as strategic, operational, regulatory/legal, non-investment credit, liquidity and foreign exchange risks.

As a property catastrophe underwriter, the Company is subject to insurance and reinsurance risks and seeks to mitigate these risks to acceptable levels.  Our executives are directly rewarded for their successful assumption and avoidance of insurance and reinsurance risks within the Company’s overall risk tolerance, which is set annually by our Board.  The Company is also subject to investment risk.  However, as described below under “Performance Measurement and Capital Management Adjustments”, our executives are not directly rewarded (or penalized) for the successful assumption or avoidance of investment risk above (or below) a standard result, which is also set annually by our Board.  This methodology, which was adopted by the CN Committee for 2008, was designed to increase management’s focus on the Company’s underwriting results (also known as its operating earnings).

On behalf of the Company, we also expect our executives to be closely involved in promoting:

•            the intelligent identification and selection of underwriting opportunities,

•            constant improvement in the standard of service we offer our clients and their brokers,

•            successful relationships with rating agencies and regulators, and

•            effective use of human resources and technology.

We seek to balance our objective of rewarding long-term performance with the inherent volatility of our largely short-tail, property-orientated book of business.  To this end, we divide the primary components of our compensation between annual and long-term awards.  By emphasizing long-term, equity-based incentives geared to the Company’s performance ( while acknowledging the value of annual cash incentives in an industry where infrequent but large losses may negatively affect the Company’s results) we aim to align our executives’ interests with those of our owners.

Components of Compensation

The compensation of our executive officers is governed in part by their service agreements and in part by compensation arrangements we offer to our staff generally.  Service agreements are a common feature among our peer companies, especially for those executives who are required to relocate to Bermuda.

Our executive compensation program consists of three components: (i) base salary and employee benefits, (ii) annual cash bonuses; and (iii) long-term equity incentive awards.  These components have been selected because they provide a meaningful blend of long- and short-term incentives and are believed to be reasonably comparable to the compensation packages offered by our peer companies for comparable positions.

The combination of components for each of our Named Executive Officers is set by the CN Committee in consultation with our CEO (except in his own case) by reference to their individual circumstances, and is approved by the Board.  The CN Committee reviews all of our compensation policies at least annually and also reviews all elements of remuneration for our Named Executive Officers.

A.     Base Salary and Benefits

As an international corporation, we face significant competition from our peers in attracting and retaining talented employees.  We believe, therefore, that we must provide our employees with competitive base salaries and benefits that are set by reference to the nature and demands of the position, the knowledge, skills and experience of the individual, and the state of the markets in the various locations in which we operate.

For the purpose of determining competitive compensation levels for non-executive posts in Bermuda (our primary location), we currently subscribe to the following independent local market annual surveys: PricewaterhouseCoopers Bermuda International Business Compensation Survey, Mercer Bermuda Executive and Professional Total Compensation Survey, Watson Wyatt Survey on Executive Compensation and the Bermuda Employers’ Council Employment Conditions and Benefits Survey.

For executive positions, we review compensation information obtained from publicly available information such as securities law filings to ensure that our compensation programs are competitive with those of our Bermuda and non-Bermuda based peers and are reasonable in comparison to such peers.  Based on factors such as market capitalization, annual premiums written and the markets in which we write business, we consider that our primary peer companies include:  Flagstone Reinsurance Holdings Ltd., IPC Holdings Ltd., various Lloyd’s of London syndicates, RenaissanceRe Holdings Ltd., and Validus Holdings, Ltd.  Currently we do not use the services of compensation consultants, and we do not regard the surveys noted above as constituting “consultation”.

During 2008, the Company implemented a number of executive management changes in connection with its management succession plan.  As a result, Messrs. Harris, Busher and Paquette were promoted to the roles of President and CEO, Head of European Operations and CFO and EVP, respectively, and each entered into new service agreements with the Company which provided for increases in their base salaries and, in the case of Messrs. Harris and Busher, one-time awards of RSUs.  In addition, Mr. Taylor, the Company’s former President and CEO, assumed the role of Executive Chairman pursuant to a two-year service agreement with the Company, which provided for a decrease in his base salary to reflect a proportionate decrease in his day-to-day operational responsibilities and activities.

The principal employee benefits we offer to all of our executives include retirement and health and welfare benefits.  In addition, many of our Bermuda-based executives are provided housing allowances and personal travel benefits as described below.

Retirement Benefits. The Company provides its employees with retirement benefits through various Company-funded or Company-matched defined contribution retirement programs.  For employees who are U.S. citizens or U.S. permanent residents the program is administered through two 401(k) plans, one for participants based in the U.S. and one for participants based in Bermuda.  Substantially equivalent programs for employees who are not U.S. citizens or permanent residents have been established in accordance with Bermuda law and the laws of the other jurisdictions in which we maintain offices. Company contributions are based on a percentage of the employees’ base salary.  In addition, Mr. Kott is an active participant in a non-qualified deferred compensation plan which offers participants the ability to defer a portion of their salary and anticipated bonus payments and permits the Company to make contributions on behalf of participants.

Health and Welfare Plans. The Company provides all of its employees with comprehensive health and welfare benefits including medical, dental, life and disability insurance. Our U.S. employees bear a portion of the cost of these benefits.

Housing Allowance and Personal Travel Benefits.  Many of our executives are required to maintain a residence in Bermuda in order to work for us.  To encourage executives to join the Company, we often provide them with a housing allowance to help defray the high cost of housing in Bermuda.  We also provide reimbursements to our Bermuda-based executive officers for a certain amount of personal travel for return trips to their home countries.

B.       Annual Cash Bonuses

We provide annual cash bonus opportunities tied to calendar year performance.  We believe that such bonuses are both common and appropriate for short-tail, property-oriented reinsurers and are an important tool for influencing executive and staff behavior in individual circumstances or in circumstances in which long-term incentives have not had sufficient time to harvest.

General Framework.  The CN Committee reviews and adopts an annual cash bonus plan each year.  The CN Committee establishes minimum, target and maximum annual bonus opportunities for the plan, each expressed as a percentage of base salary, and determines the related performance criteria.  This process enables the CN Committee to adjust the plan, its payout percentages and performance criteria in light of developments affecting the industry as a whole and the Company in particular.

As a result of substantial hurricane-related losses we incurred in 2005, upon the recommendation of the CN Committee, none of our Named Executive Officers were paid bonuses for that year.  Subsequently, for the 2006 and 2007 plan years, the CN Committee increased the target bonus opportunity to 100% of base salary and established a guaranteed bonus of 50% of base salary for certain Named Executive Officers. The guaranteed bonus enhancement was introduced as a temporary retention measure in order to recognize the risk to the Company of competition for executive management talent from a variety of new reinsurance start-ups established post-2005.

Beginning with the 2008 plan year, guaranteed bonuses for all Named Executive Officers other than Mr. Kott were discontinued.  Mr. Kott, who was hired in 2007 to establish the Company’s operations in the U.S., was provided a guaranteed annual bonus of 20% of his base salary for the 2007 and 2008 plan years based on the expectation that the U.S. operations would not be profitable during those initial periods. Beginning in 2009, Mr. Kott’s annual bonuses are no longer guaranteed.

Performance Measurement and Capital Management Adjustments.  Prior to the 2005 plan year, our programs used a combined ratio and/or a return on equity measure in determining corporate performance.  From 2005 to 2007, company and management performance were assessed using a return on allocated capital (“ROAC”) framework.  The ROAC framework was based upon an internally generated, risk-based capital measure which was used to determine capital allocated and employed a standard investment return in the computation of income.

In recognition of the fact that certain of our Named Executive Officers had a significant impact on the Company’s capital management activities, a secondary framework was superimposed for awards made from 2005 to 2007, including those scheduled to vest in later periods.  After application of the initial ROAC-based performance measure payouts to such officers were adjusted upward or downward via a +/-25% “swing factor” by reference to the ratio of our actual return on equity to our ROAC.  The purpose of this additional measure was to incentivize senior management to maximize both the Company’s ROAC and its actual return on equity.

In order to simplify the program and increase management’s focus on the Company’s underwriting results, the swing factor measure for affected Named Executive Officers was discontinued for all performance-based awards granted on or after January 1, 2008.  As a result, all employees and Named Executive Officers are currently subject to a return on equity performance measure wherein a standard investment result is applied in place of the actual investment result (4.22% for 2008, 4.15% for 2009) hereafter referred to as “ROE.”

2008 Bonus Payouts.  For 2008, the minimum, target and maximum bonus for our top executives was equivalent to 0%, 100% and 200% of base salary with target ROE performance set at 11.2%.  A minimum bonus would result from a ROE of 5.2% or less and the maximum bonus would result from a ROE in excess of 21.2%.

The CN Committee retains discretion in determining the final value of all annual cash bonuses for our Named Executive Officers.  Such bonuses are then approved by the CN Committee and the Board.  For 2008, the maximum payout received by any one of our Named Executive Officers was approximately equal to 50% of the target set by the CN Committee based on an actual ROE of 8.11%.

C.       Long-Term Incentive Awards

The LTIP was last approved by shareholders on May 23, 2007.  At the discretion of the CN Committee, incentive awards, the values of which are based on the value of Common Shares, may be made to all eligible plan participants, including our Named Executive Officers.  Incentive awards that may be granted under the LTIP consist of share appreciation rights, RSUs and performance shares.  Generally, we grant such awards annually at the commencement of three- to five-year periods.  By vesting these awards over time, our goal is to retain key employees over cyclical market conditions.

Incentive awards currently outstanding under the LTIP consist of performance shares and RSUs.  Certain incentive awards entitle recipients to receive dividend equivalents, if so specified.  When harvested, performance shares are payable in cash (but can be payable in Common Shares, at the CN Committee’s discretion). RSUs are payable only in Common Shares.

Performance Share Awards.  Other than Messrs. Paquette and Kott, who joined the Company in 2007, each of the Named Executive Officers were granted performance shares for the 2006-2008 and/or 2007-2009 periods.  No performance shares have been granted since January 1, 2007.

For the 2006-2008 and 2007-2009 performance periods, the performance target for all plan participants to achieve a 100% harvest ratio of performance shares is a ROAC of 16%.  A ROAC of 7% or less will yield a 0% harvest ratio (the threshold), and a ROAC of 24% or more will yield a 200% harvest ratio (the maximum).  A harvest ratio below or above target is determined by the linear interpolation of the achieved ROAC as measured against target and threshold or maximum, as appropriate. The harvest ratio for affected Named Executive Officers is further adjusted upward or downward by the swing factor. The harvest ratios and method of calculating the Company’s ROAC target were set by the CN Committee prior to the performance shares being granted, and is subject to the CN Committee’s overriding discretion at all times.

2008 Performance Share Payouts.  For 2008, the performance share harvest ratio for the affected Named Executive Officers with respect to the 2006-2008 performance share cycle was 95.1% based on an achieved ROAC of 17.3% (resulting in a harvest of 116.2%) which was adjusted downward by a swing factor adjustment of 21.1%.

RSU Awards. During 2008 we began using a new form of RSU award as the principal component of our ongoing long-term incentive compensation in addition to discretionary fixed awards of RSUs.  The 2008 RSUs are contingent awards in which the actual number of RSUs to be awarded is dependent on Company performance during the initial year of the four-year award cycle as measured in the same manner as our 2008 annual bonus program.  The actual number of RSUs to be awarded is not fixed and determinable until the completion of the initial year of performance and, during that period, the number of RSUs expected to be awarded for that cycle may fluctuate.  For the 2008-2011 RSU award cycle the number of RSUs to be awarded to each of the Named Executive Officers is determined as two times the executive’s actual bonus earned during the year using a preset price per Common Share ($24 with respect to 2008).  The RSUs vest (and pay out) in four equal installments once the RSU award is fixed and determinable.

Prior to 2008, RSU awards were typically made only as discretionary inducement or retention awards, or to reward outstanding individual performance.  Beginning in 2008, we began to utilize RSUs as a key part of our annual award cycle based on a sliding scale centered around a target ROE.  Prior to 2009, the Common Shares associated with RSU awards were not generally issuable (and thus not taxable to the recipient) until the end of the applicable performance period, which periods currently range from three to five years.

The EES Act, enacted on October 3, 2008, added Section 457A to the U.S. Internal Revenue Code.  The Company believes that, effective for periods after December 31, 2008, Section 457A and guidance promulgated by the Internal Revenue Service thereunder may have caused certain LTIP participants (those who are U.S. taxpayers) to be taxed on the fair value of RSUs upon vesting, rather than upon subsequent receipt of the underlying Common Shares.  In order to alleviate this potential mismatch between taxation and receipt of the Common Shares, on December 3, 2008, the CN Committee resolved to amend certain outstanding RSU awards to accelerate the distribution of the underlying Common Shares to coincide more closely with the vesting date.  The amendment to the award agreements will not change the applicable vesting date, but will allow participants to receive their Common Shares during the same period in which they will be taxable.  Prior to Section 457A, RSUs were payable in Common Shares only at the end of the RSU term.

We anticipate that our future LTIP capacity will be dedicated solely to grants of RSUs and, in most instances, such RSUs will be awarded based on the achievement of pre-established annual performance objectives and will contain vesting requirements.  We believe this approach promotes long-term share ownership by employees in the form of a tangible, equity-linked award while mitigating the adverse effects of volatility and cyclicality in the Company’s and its industry’s performance.

At present, the Company has no policy to recover payments if the relevant performance measures on which LTIP awards are paid are subsequently restated or otherwise adjusted downward.  However, the value of all of our currently outstanding LTIP awards is dependent on the value of our Common Shares, and accordingly any adverse adjustment would have a negative impact on such unharvested awards.

2008 RSU Payouts and Vesting.  During 2008, each of the Named Executive Officers (other than Messrs. Paquette and Kott who joined the Company in 2007) received RSU payouts for the 2006-2008 performance period.  In addition, each of the Named Executive Officers (with respect to RSU awards made subsequent to 2006) earned a portion of such awards during 2008 through incremental vesting but did not receive the associated RSU payouts until 2009.

Common Share Ownership Requirements

The Company does not have any formal Common Share ownership requirements for its Named Executive Officers.  Nonetheless, each of our Named Executive Officers are Shareholders and each have outstanding LTIP awards which constitute interests equivalent in value to Common Shares.  As of December 31, 2008, each of our Named Executive Officers owned Common Shares and had interests equivalent to Common Shares with an aggregate market value of no less than three times their 2008 annual base salaries.

The Company’s Insider Trading Policy prohibits our directors, officers and employees from buying or selling options on Common Shares, from selling Common Shares short and from pledging Common Shares as collateral.

Change in Control and Severance

Under limited circumstances, our executive officers are entitled to receive certain payments following termination of their employment or upon a change in control.  These payments are governed by: (i) their individual service agreements, (ii) the Company’s Severance Plan; and (iii) the LTIP.

Our current Named Executive Officers may receive payments and benefits under certain situations involving a termination of their employment, including: (i) voluntary termination of employment by the executive with our without good reason; (ii) termination of employment by the Company without cause; (iii) termination of employment by the Company following disability; (iv) non-renewal of their current service agreement; and (v) a change in control of the Company followed by termination.  In the event of termination of employment for cause, none of the Named Executive Officers are entitled to any discretionary payments, except Mr. Busher, who is entitled to a one-time payment of repatriation/relocation benefits. (See “Potential Payments Upon Termination of Employment or Change in Control” and “Employment and Other Agreements.”)

Upon a change in control of the Company, our Named Executive Officers may receive payments under both our LTIP and Severance Plan if, during the twenty-four months following such change, their employment is terminated by the Company without “cause” or by the executive as the result of a “constructive termination” (as such terms are defined in the Severance Plan).  These “double trigger” severance payments would be made in substitution for any salary continuation payments or severance payments these officers might otherwise be entitled to receive under the terms of their service agreements. The purpose of these arrangements is to mitigate the significant disincentives, economic and otherwise, that may exist in a transaction negotiated by senior executives for the benefit of the Shareholders but where the positions held by such executives may be eliminated in conjunction with or as a result of such transaction.

The key feature of the Severance Plan is that a simple change in control (for example in the case of an agreed takeover) does not automatically trigger a vesting of benefits.  A second event, namely the termination without cause or constructive termination of the Named Executive Officer’s employment following the change in control, must also occur.

Board of Director Fees

Messrs. Taylor, Harris and Busher are not entitled to director fees for their service on the Company’s board of directors and none of our Named Executive Officers receive director fees for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) generally disallows a tax deduction for compensation in excess of $1.0 million paid to a company’s named executive officers (other than one serving solely as the chief financial officer).  As an exempted Bermuda limited liability company, none of the Company’s incentive compensation plans specifically address Section 162(m) of the Code.  However, as a result of the establishment of our U.S. operations beginning in 2007, such operations are now subject to U.S. income taxes and are therefore potentially subject to the limitation of deductions under Section 162(m).  We believe that the value of any lost deductions is currently insignificant, but we are continuing to review the desirability of bringing such plans into compliance with Section 162(m) for the purpose of future awards.

Role of Executive Officers in Executive Compensation

Except in his own case, Mr. Harris makes recommendations to our CN Committee on all aspects of the compensation of our Named Executive Officers, including recommending general plan structures and performance measures and any amendments thereto.  Jonathan Kim, the Company’s General Counsel and Secretary, acts as Secretary for the CN Committee and along with Kevin Long, the Company’s Global Head of Human Resources, coordinates the preparation of meeting and research materials for Mr. Harris and the CN Committee.

Compensation and Nominating Committee Report

The CN Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis disclosure required by Item 402(b) of Regulation S-K of the 1934 Act with management and, based on such review and discussions, the CN Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

April 3, 2009

Morgan W. Davis (Chair)

J. Roderick Heller III

John F. Shettle, Jr.

Candace L. Straight

Compensation Committee Interlocks and Insider Participation

No member of the CN Committee has served as an officer or employee of the Company during 2008 and the Board notes no relationship that would impair the independence of any director who served as a member of the CN Committee during 2008.

Summary Compensation Table

The following table includes information concerning the compensation awarded to, earned by or paid for services rendered in all capacities during 2008, 2007 and 2006 by our Named Executive Officers.

		Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Anthony Taylor	2008	812,500	—	580,618	—	406,250	—	364,929	2,164,297
Executive Chairman	2007	900,205	450,103	1,798,971	—	1,212,197	—	324,128	4,685,604
(former CEO)	2006	900,260	450,000	891,673	—	1,373,000	—	231,951	3,846,884

Christopher L. Harris	2008	587,500	—	898,446	—	337,500	—	315,357	2,138,803
President and CEO	2007	418,250	209,125	1,543,262	—	559,227	—	286,319	3,016,183
	2006	382,500	200,000	293,566	—	610,000	—	218,641	1,704,707

Thomas G.S. Busher	2008	575,000	—	799,694	—	325,000	—	259,545	1,959,239
Deputy Chairman, COO	2007	432,313	216,157	1,243,067	—	579,796	—	234,486	2,705,819
and EVP	2006	430,704	215,472	592,351	—	657,528	—	236,097	2,132,152

Stanley J. Kott (4)	2008	425,000	85,000	801,893	—	—	—	164,046	1,475,939
CEO of Montpelier US	2007	270,801	85,000	519,000	—	—	—	83,265	958,066

William Pollett (5)	2008	267,800	—	223,039	—	133,900	—	205,143	829,882
Treasurer and SVP	2007	257,500	128,750	290,200	—	346,853	—	186,300	1,209,603
	2006	229,167	214,584	72,800	—	392,417	—	158,996	1,067,963

Michael S. Paquette (6)	2008	296,667	—	303,650	—	150,000	—	32,372	782,689
CFO and EVP	2007	138,562	151,961	155,400	—	141,419	—	19,930	607,272

Kernan V. Oberting (7)	2008	121,368	—	178,295	—	60,684	—	85,729	446,076
Former CFO and EVP	2007	353,141	176,571	1,097,204	—	470,064	—	138,163	2,235,143
	2006	350,100	175,050	502,422	—	535,950	—	356,697	1,920,219

(1)          In 2008, the Company discontinued guaranteed bonuses for all its Named Executive Officers other than Mr. Kott (see Note 4 below).  Compensation shown as “Bonus” within the above table represents the guaranteed bonus, if any, to which the Named Executive Officer was entitled under the Company’s annual bonus plan or otherwise. The difference between this guaranteed amount and the final amount awarded to the Named Executive Officer is shown as Non-Equity Incentive Plan Compensation above.  See “Grants Of Plan-Based Awards.”

(2)          Represents compensation expense recorded for outstanding performance shares and RSUs determined in accordance with FAS 123(R) without regard to estimated forfeitures.  See 2008 10-K Note 10 and “Outstanding Equity Awards at Fiscal Year-End.”

(3)          The components of “All Other Compensation” for 2008 are presented in detail in the tables that follow.

(4)          Mr. Kott began his employment with the Company in May 2007.  In accordance with his service agreement, he was provided a guaranteed annual cash bonus of 20% of his base salary for 2007 and 2008.  Beginning in 2009, Mr. Kott’s annual bonuses are no longer guaranteed.

(5)          Mr. Pollett began his employment with the Company in February 2006.  As an inducement to join the Company, Mr. Pollett received a one-time sign-on bonus of $100,000 during 2006 which is included in “Bonus” within the above table.

(6)          Mr. Paquette began his employment with the Company in May 2007.  As an inducement to join the Company, Mr. Paquette received a one-time sign-on bonus of $100,000 during 2007 which is included in “Bonus” within the above table.

(7)          Mr. Oberting left the Company in May 2008 in order to establish his own investment advisory company.  In connection with his departure, Mr. Oberting and the Company entered into a Letter Agreement which, among other things, provided that Mr. Oberting will continue to vest in all in force awards granted to him under the LTIP prior to 2008 and entitled him to receive a pro-rated annual bonus with respect to 2008.  See “Certain Relationships and Related Transactions.”

All Other Compensation - 2008

Name	Perquisites and Other Personal Benefits (1) ($)	Housing Allowance ($)	Defined Contribution Pension ($)	Tax Gross-Up ($)	Dividends on RSUs (2) ($)	Insurance (3) ($)	Total ($)

Anthony Taylor	240,329	—	77,187	—	45,781	1,632	364,929

Christopher L. Harris	52,660	144,000	46,000	18,312	49,688	4,697	315,357

Thomas G.S. Busher	12,613	144,000	54,625	—	46,675	1,632	259,545

Stanley J. Kott	51,670	—	20,500	18,057	35,312	38,507	164,046

William Pollett	45,338	120,000	26,780	—	10,810	2,215	205,143

Michael S. Paquette	1,200	—	15,500	—	12,750	2,922	32,372

Kernan V. Oberting	37,413	—	15,500	—	21,600	11,216	85,729

(1)          See table below for details on Perquisites and Other Personal Benefits.

(2)          Represents dividend equivalents earned on outstanding RSUs.

(3)          Represents the cost of employer-provided life insurance. In the case of Mr. Kott, the amount shown also includes $35,273 for employer-provided long-term care insurance. In the case of Mr. Oberting, the amount shown also includes $9,941 for post-employment medical benefits provided by the Company through December 31, 2008.

Perquisites and Other Personal Benefits - 2008

Name	Personal Travel (1) ($)	Tax Preparation ($)	Car Service (2) ($)	Other (3) ($)	Total ($)

Anthony Taylor	227,937	—	11,492	900	240,329

Christopher L. Harris	27,666	4,000	7,008	13,986	52,660

Thomas G.S. Busher	12,613	—	—	—	12,613

Stanley J. Kott	—	—	—	51,670	51,670

William Pollett	44,467	—	—	871	45,338

Michael S. Paquette	—	—	—	1,200	1,200

Kernan V. Oberting	—	6,237	—	31,176	37,413

(1)          Represents personal travel for home leave for our Bermuda-based Named Executive Officers.

(2)          Reflects the cost of a car/taxi service to/from work.  This benefit is provided to Messrs. Taylor and Harris due to restrictions imposed upon them by their service agreements regarding permitted modes of transportation while in Bermuda.

(3)          Includes reimbursement for health club memberships and/or parking.  In the case of Messrs. Harris and Kott, the amounts shown also include $12,750 and $51,670 in supplemental retirement benefits, respectively.  In the case of Mr. Oberting, the amounts shown also include $30,676 for legal fees incurred by him and KVO associated with the drafting of his Letter Agreement, the Consulting Agreement and the IMA.  See “Certain Relationships and Related Transactions.”

Grants Of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/sh)	Awards (4) ($)

Anthony Taylor
Non-Equity Awards (1)		—	812,500	1,625,000	—	—	—	—	—	—	—
RSUs (2)	1/1/08		—	—	—	67,708	135,417	—	—	—	1,151,719

Christopher L. Harris
Non-Equity Awards (1)		—	675,000	1,350,000	—	—	—	—	—	—	—
RSUs (2)	1/1/08		—	—	—	56,250	112,500	—	—	—	956,813
RSUs (3)	7/1/08		—	—	—	—	—	25,000	—	—	377,250

Thomas G.S. Busher
Non-Equity Awards (1)		—	650,000	1,300,000	—	—	—	—	—	—	—
RSUs (2)	1/1/08		—	—	—	54,167	108,333	—	—	—	921,375

Stanley J. Kott
Non-Equity Awards (1)		—	—	—	—	—	—	—	—	—	—
RSUs (2)	1/1/08		—	—	—	35,417	70,833	—	—	—	602,438

William Pollett
Non-Equity Awards (1)		—	267,800	535,600	—	—	—	—	—	—	—
RSUs (2)	1/1/08		—	—	—	22,317	44,633	—	—	—	379,607

Michael S. Paquette
Non-Equity Awards (1)		—	300,000	600,000	—	—	—	—	—	—	—
RSUs (2)	1/1/08		—	—	—	25,000	50,000	—	—	—	425,250

Kernan V. Oberting
Non-Equity Awards (1)		—	121,368	242,736	—	—	—	—	—	—	—

(1)          Represents the difference between the Named Executive Officer’s threshold, target and maximum annual bonus potential for 2008 and their guaranteed annual bonus for 2008, if any.  See “Summary Compensation Table.”

(2)          Represents variable RSUs awarded for the 2008-2011 plan cycle. Variable RSUs are contingent awards in which the actual number of RSUs awarded is dependent on Company performance during the initial year of the four year award cycle (the “Initial RSU Period”). The actual number of Variable RSUs is not fixed and determinable until the completion of the Initial RSU Period.  The number of RSUs shown at target is based on an achieved ROE of 11.2%.  The number of RSUs shown at maximum is based on an achieved ROE of 21.2% or greater. At an achieved ROE of 5.2% or less, no variable RSUs would be awarded.

(3)          Represents RSUs awarded to Mr. Harris in July  2008 in connection with his promotion to CEO of the Company. The RSUs vest ratably over a five-year period subject to continuous employment. The grant date fair value of these RSUs was determined in accordance with FAS 123(R), see 2008 10K Note 10.

(4)          Represents the grant date fair value at target in accordance with FAS 123(R) without regard to estimated forfeitures, see 2008 10-K Note 10. Assuming maximum payout, the grant date fair value of the variable RSUs granted to Messrs. Taylor, Harris, Busher, Kott, Pollett and Paquette would be $2,303,428, $1,913,625, $1,842,750, $1,204,875, $759,213 and $850.500, respectively.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)

Anthony Taylor
Performance shares	—	—	—	N/A	N/A	—	—	30,000	486,900
RSUs	—	—	—	N/A	N/A	48,723	818,059	—	—

Christopher L. Harris
Performance shares	—	—	—	N/A	N/A	—	—	25,000	405,750
RSUs	—	—	—	N/A	N/A	101,094	1,697,368	—	-

Thomas G.S. Busher
Performance shares	—	—	—	N/A	N/A	—	—	22,000	357,060
RSUs	—	—	—	N/A	N/A	75,979	1,275,687	—	—

Stanley J. Kott
Performance shares	—	—	—	N/A	N/A	—	—	—	—
RSUs	—	—	—	N/A	N/A	93,281	1,566,188	—	—

William Pollett
Performance shares	—	—	—	N/A	N/A	—	—	6,000	97,380
RSUs	—	—	—	N/A	N/A	15,035	252,438	—	—

Michael S. Paquette
Performance shares	—	—	—	N/A	N/A	—	—	—	—
RSUs	—	—	—	N/A	N/A	33,375	560,366	—	—

Kernan V. Oberting
Performance shares	—	—	—	N/A	N/A	—	—	18,000	292,140
RSUs	—	—	—	N/A	N/A	15,000	251,850	—	—

(1)          Represents: (i) RSUs for the 2007-2009 award period for Messrs. Taylor, Harris, Busher, Pollett and Oberting of 23,333, 15,000, 15,667, 6,667 and 15,000, respectively; (ii) RSUs for the 2007-2012 award period for Messrs. Kott and Paquette of 80,000 and 24,000, respectively; (iii) RSUs for the 2008-2012 award period for Messrs. Harris and Busher of 40,000 and 40,000, respectively; (iv) RSUs for the 2008-2013 award period for Mr. Harris of 25,000; and (v) variable RSUs for the 2008-2011 award period for Messrs. Taylor, Harris, Busher, Kott, Pollett and Paquette of 25,390, 21,094, 20,312, 13,281, 8,368 and 9,375, respectively.

All outstanding RSUs vest ratably over the award period on December 31 of each year, except for: (i) 25,000 RSUs awarded to Mr. Harris for the 2008-2013 award period which vest on July 1 of each year; (ii) 80,000 RSUs awarded to Mr. Kott for the 2007-2012 award period which vest on July 1 of each year; and 24,000 RSUs awarded to Mr. Paquette for the 2007-2012 award period which vest on May 7 of each year.

(2)          The market value of RSUs and performance shares outstanding was calculated using the Company’s closing share price of $16.79 at December 31, 2008.

(3)          Performance shares outstanding relate to the 2007-2009 performance period which fully vest on December 31, 2009.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Anthony Taylor
Performance shares	—	—	28,530	479,019
RSUs	—	—	53,464	897,661

Christopher L. Harris
Performance shares	—	—	23,775	399,182
RSUs	—	—	45,363	761,645

Thomas G.S. Busher
Performance shares	—	—	20,922	351,280
RSUs	—	—	46,437	779,677

Stanley J. Kott
Performance shares	—	—	—	—
RSUs	—	—	24,427	376,129

William Pollett
Performance shares	—	—	—	—
RSUs	—	—	11,622	195,133

Michael S. Paquette
Performance shares	—	—	—	—
RSUs	—	—	9,125	150,509

Kernan V. Oberting
Performance shares	—	—	17,118	287,411
RSUs	—	—	27,000	453,330

(1)          Represents: (i) 30,000, 25,000, 22,000 and 18,000 target performance shares awarded for the 2006-2008 performance cycle to Messrs. Taylor, Harris, Busher, and Oberting, respectively, which fully vested on December 31, 2008 at 95.1% of target; and (ii) all RSUs that vested during 2008.

Non-Qualified Deferred Compensation

	Executive	Company	Aggregate Earnings		Aggregate
	Contributions	Contributions	(Loss)	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	In Last	Withdrawals/	Last Fiscal
	Year	Year	Fiscal	Distributions	Year-End
Name	($)	($)	Year (1)	($)	($)

Anthony Taylor	—	—	—	—	—
Christopher L. Harris	—	—	(14,969)	—	22,169
Thomas G.S. Busher	—	—	—	—	—
Stanley J. Kott	42,500	46,670	2,141	—	140,391
William Pollett	—	—	—	—	—
Michael S. Paquette	—	—	—	—	—
Kernan V. Oberting	—	—	—	—	—

(1)          The approximate rate of return earned on Mr. Harris’ balance for 2008 was (40.3)%. The approximate rate of return earned on Mr. Kott’s balance for 2008 was 3.0%.

The Company’s non-qualified deferred compensation plans allow participants to voluntarily defer, or for the Company to provide, qualifying remuneration payable (consisting of salary, annual bonus and Company-provided contributions) which can be invested in various investment options available to the general public.

A payment date is designated with each deferral election made.  Participants may elect to receive payments in a lump sum or in annual installments.  Payment dates cannot be accelerated and commence upon the earlier of the designated payment date, death or separation from service. Participants may change their investment elections daily.

Mr. Kott’s 2008 deferred compensation plan contributions of $42,500 and $46,670 have been included in the Summary Compensation Table as “Salary” and “All Other Compensation” for 2008, respectively.  Mr. Kott’s aggregate deferred compensation  balance also includes a contribution of $49,080 which has been included in the Summary Compensation Table as “All Other Compensation” for 2007.  Mr. Harris did not make any deferred compensation contributions from 2006 to 2008.  All current and prior year earnings (losses) have been excluded from the Summary Compensation Table as none of the investment options offered under the deferred compensation plan provide an above-market rate of interest.

Potential Payments Upon Termination of Employment or Change in Control

The following tables outline the potential payments and benefits that our Named Executive Officers would be entitled to receive under certain situations involving a termination of their employment, including a termination resulting from a change in control of the Company. Our Named Executive Officers are not employed at-will and the terms and conditions of their employment are governed by their individual service agreements.  Each service agreement is negotiated independently and the specific provisions of each may vary, in some cases significantly, from person to person. See “Employment and Other Agreements” which follows. Termination of employment and satisfaction of all conditions to payment are deemed to occur at December 31, 2008 for purposes of this presentation.

The amounts shown in the tables that follow do not include payments and benefits provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include: (i) earned but unpaid salary, unused vacation pay and continuation of standard insurance benefits (consisting of medical, dental and disability coverages) through the effective date of termination; (ii) reimbursement of all documented business-related expenses: and (iii) accumulated balances under any of the Company’s defined contribution retirement plans, including distributions of non-qualified deferred compensation, if any.

 All payments to the Company’s executive officers to be made upon termination of employment and change in control are subject to the CN Committee’s overriding discretion at all times.

Amounts Payable Upon Termination of Employment by the Company For Cause

		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)

Anthony Taylor	—	—	—	—	—
Christopher L. Harris	—	—	—	—	—
Thomas G.S. Busher	—	—	—	18,570	18,570
Stanley J. Kott	—	—	—	—	—
William Pollett	—	—	—	—	—
Michael S. Paquette	—	—	—	—	—

In the event of termination of employment by the Company for cause, none of the Named Executive officers are entitled to any discretionary  payments, except for Mr. Busher, who is entitled to a one-time payment of repatriation/relocation benefits.

Cause, as used in this instance, means: (i) a conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); or (ii) willful gross negligence or willful gross misconduct by the executive in connection with his employment with the Company which causes or is likely to cause material loss or damage to the Company.

The Named Executive Officers may not compete against the Company or solicit its clients or employees for a period of up to one year (six months in certain cases for Mr. Pollett) following a termination for cause without the Company’s prior consent.

Amounts Payable Upon Voluntary Termination of Employment by the Executive

		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)

Anthony Taylor	—	—	—	—	—
Christopher L. Harris	—	—	—	204,750	204,750
Thomas G.S. Busher	325,000	—	—	18,570	343,570
Stanley J. Kott	212,500	—	—	—	212,500
William Pollett	133,900	—	—	—	133,900
Michael S. Paquette	150,000	100,740	—	—	250,740

In the event of voluntary termination of employment by the executive, Messrs. Busher, Kott, Pollett and Paquette are each required to provide the Company with six months’ written notice and are entitled to a continuation of their base salary and LTIP vesting during that period.  In addition, Messrs. Harris and Busher are entitled to a one-time payment of repatriation/relocation benefits.

The Named Executive Officers may not compete against the Company or solicit its clients or employees for a period of up to one year (six months in certain cases for Mr. Pollett) following voluntary termination without the Company’s prior consent.  The Company may require Messrs. Busher, Kott, Pollett and Paquette to not attend work and/or not to undertake all or any of their duties during their notice period.

During 2008, Kernan V. Oberting, the Company’s former CFO and EVP, voluntarily terminated his employment in order to establish KVO.  See “Certain Relationships and Related Transactions.”  In connection with Mr. Oberting’s voluntary termination, which was effective May 1, 2008, the Company agreed to waive certain of the restrictive covenants contained in his service agreement in order for KVO to provide investment advisory/management services to its clients.  Mr. Oberting was required to abide by all other restrictive covenants contained within his service agreement for a period of one year, as originally specified within such agreement.

The Letter Agreement setting forth the terms of his voluntary departure provided Mr. Oberting with: (i)  continued vesting of all in force awards granted to him prior to 2008 under the LTIP; (ii) a pro-rated annual bonus with respect to 2008; (iii) a nine-month continuation of medical insurance benefits at the Company’s expense; and (iv) reimbursement for reasonable legal fees and expenses incurred by him and/or KVO with respect to the Letter Agreement, the Consulting Agreement and the IMA. All of the entitlements received by Mr. Oberting in connection with his voluntary termination have been included in the Summary Compensation Table.

Amounts Payable Upon Termination of Employment by the Company Following Disability

		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)

Anthony Taylor	—	—	—	—	—
Christopher L. Harris	—	—	—	204,750	204,750
Thomas G.S. Busher	—	—	19,511	18,570	38,081
Stanley J. Kott	—	—	—	—	—
William Pollett	—	—	—	—	—
Michael S. Paquette	—	—	—	—	—

In the event of termination of employment by the Company following disability, Mr. Busher is entitled to a continuation of his current medical benefits for the remaining term of his service contract and Messrs. Harris and Busher are entitled to a one-time payment of repatriation/relocation benefits.

Disability, in this instance, means that the executive is unable to perform the duties and responsibilities required of him due to a physical and/or mental disability for a stated period of time.

Amounts Payable Upon Termination of Employment by the Company following a Change in Control

		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)

Anthony Taylor	7,419,000	1,321,759	—	—	8,740,759
Christopher L. Harris	4,455,000	2,117,118	—	—	6,572,118
Thomas G.S. Busher	4,569,000	1,645,067	—	—	6,214,067
Stanley J. Kott	1,020,000	1,566,188	—	—	2,586,188
William Pollett	133,900	353,178	—	—	487,078
Michael S. Paquette	986,760	560,366	—	—	1,547,126

The Company’s Severance Plan provides for the payment of specified benefits if a participant’s employment is terminated within twenty-four months following the occurrence of a change in control, as defined in the LTIP.  Benefits payable under the Severance Plan are triggered if termination is initiated by: (i) the Company for a reason other than death, disability or cause; or (ii) the executive  in the case of constructive termination or for good reason. The Severance Plan is administered by the CN Committee, which is authorized to interpret the plan and to establish, amend and rescind any rules and regulations relating to the plan.

Under the provisions of the Severance Plan, Messrs. Taylor, Harris and Busher are eligible for Group A severance benefits and Messrs. Kott and Paquette are eligible for Group B benefits.  Group A benefits consist of three times the sum of: (i) the executive’s annual base salary at the greater of the annual rate in effect on the executive’s severance date, or the annual rate in effect on the date of the change in control; and (ii) the executive’s highest annual bonus received in the three years preceding the year in which the severance occurs. Group B benefits consist of two times the sum of: (i) the executive’s annual base salary at the greater of the annual rate in effect on the executive’s severance date, or the annual rate in effect on the date of the change in control; and (ii) the executive’s highest annual bonus received in the three years preceding the year in which the severance occurs.  In order to receive any payments under the Severance Plan, the executive must execute a general release of all claims against the Company within sixty days after termination of employment.

Mr. Pollett does not currently participate in the Severance Plan. If he were terminated by the Company following a change in control, he would be entitled to six months’ base salary and payments associated with the change in control provisions of the LTIP as described below.

Under the provisions of the LTIP, if, within twenty four months following the occurrence of a change in control, a participant’s employment is terminated by the Company for a reason other than disability or cause, or by the executive following a constructive termination, all outstanding RSUs and performance shares immediately vest (with the performance share goals and payout opportunities attainable to all outstanding performance shares deemed to have been fully attained).

Amounts Payable Upon Termination of Employment - Other Events (as Applicable)

		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)

Termination Without Cause by the Company or for Good Reason by Executive

Anthony Taylor	1,300,000	1,138,339	26,230	—	2,464,569
Christopher L. Harris	3,375,000	1,964,268	39,657	—	5,378,925
Thomas G.S. Busher	3,250,000	1,510,559	15,609	18,570	4,794,738
Michael S. Paquette	300,000	153,209	3,418	—	456,626

Termination Without Cause by the Company

Stanley J. Kott	425,000	410,129	—	—	835,129
William Pollett	133,900	—	—	—	133,900

Non-Renewal of Current Employment Agreement Followed by Removal From Board (Other Than for Cause)

Anthony Taylor	—	1,138,339	—	—	1,138,339
Christopher L. Harris	1,485,000	1,964,268	—	—	3,449,268
Thomas G.S. Busher	1,523,000	1,510,559	—	18,570	3,052,129

Refusal or Revocation of Bermuda Work Permit

William Pollett	—	—	—	96,950	96,950

In the event of termination of employment without cause by the Company or for good reason by the executive:

•      Messrs. Taylor and Harris are entitled to: (i) the sum of their annual base salary plus annual target bonus for each of the remaining years in their service agreements; (ii) an acceleration of the vesting of all their outstanding RSUs and pro-rata vesting of their outstanding performance shares (with the performance share measure and value to be based at the end of the year in which termination occurs); and (iii) a three year continuation of their current medical benefits at the Company’s expense;

•      Mr. Busher is entitled to: (i) the sum of his annual base salary plus annual target bonus for each of the remaining years in his service agreement; (ii) an acceleration of the vesting of all his outstanding RSUs and pro-rata vesting of his outstanding performance shares (with the performance share measure and value to be based at the end of the year in which termination occurs); (iii) a three year continuation of his current medical benefits at the Company’s expense; and (iv) a one-time payment of repatriation/relocation benefits; and

•      Mr. Paquette is entitled to a continuation of his base salary, LTIP vesting and his current medical benefits at the Company’s expense for one year.

Good reason, in this instance, means, without the executive’s consent: (i) a decrease in the executive’s base salary or any material decrease in annual bonus opportunity; (ii) a material diminution in his authority, duties or responsibilities such that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; (iii) a relocation of the executive’s principal place of employment by more than fifty miles from the location at which he is then principally employed; or (iv) a material breach by the Company of the terms of his service agreement or of any outstanding award to the executive under the LTIP which the Company has failed to cure.

In the event of termination of employment without cause by the Company, Mr. Kott is entitled to a one year continuation of his base salary and LTIP vesting and Mr. Pollett is entitled to a six-month continuation of his base salary and LTIP vesting.

In the event of non-renewal of the executive’s current employment agreement followed by the executive being removed from the Board (other than for cause):

•      Mr. Taylor is entitled to an acceleration of the vesting of his outstanding RSUs and pro-rata vesting of his outstanding performance shares (with the performance share measure and value to be based at the end of the year in which termination occurs);

•      Mr. Harris is entitled to: (i) one times the sum of his annual base salary plus his highest annual bonus paid in the three years preceding the year in which the non-renewal occurs; and (ii) an acceleration of the vesting of all his outstanding RSUs and pro rata vesting of his outstanding performance shares (with the performance share measure and value to be based at the end of the year in which termination occurs); and

•      Mr. Busher is entitled to: (i) one times the sum of his annual base salary plus his highest annual bonus paid in the three years preceding the year in which the non-renewal occurs; (ii) an acceleration of the vesting of all his outstanding RSUs and pro rata vesting of his outstanding performance shares (with the performance share measure and value to be based at the end of the year in which termination occurs); and (iii) a one-time payment of repatriation/relocation benefits.

In the event of non-renewal of the executive’s current employment agreement but the executive remains an active member of the Board:

•      Messrs. Taylor, Harris and Busher are entitled to a continuation of their current medical benefits at the Company’s expense (representing a current annual value of $13,115 for Mr. Taylor, $19,828 for Mr. Harris and $7,804 for Mr. Busher) and their ongoing service on the Board shall be considered continued employment for purposes of their outstanding LTIP awards.

In the event of refusal or revocation of the executive’s Bermuda work permit, Mr. Pollett is entitled to a one-time payment of repatriation/relocation benefits.

Amounts Payable Upon Retirement

None of our Named Executive Officers are entitled to any retirement benefits beyond those generally provided to our salaried employees on a non-discriminatory basis upon retirement or upon non-renewal of their service agreements, with the exception of Messrs. Taylor, Harris and Busher, who, if they remain an active member of the Board following retirement, are entitled to a continuation of their current medical benefits at the Company’s expense (representing a current annual value of $13,115 for Mr. Taylor, $19,828 for Mr. Harris and $7,804 for Mr. Busher) and their ongoing service on the Board shall be considered continued employment for purposes of their outstanding LTIP awards.

Employment and Other Agreements

On November 20, 2007, the Board approved a new two-year service agreement between the Company and Mr. Taylor which became effective January 1, 2008.  The new agreement permitted Mr. Taylor to relinquish the role of CEO to Mr. Harris on June 30, 2008, at which time he assumed the role of Executive Chairman.  The new service agreement provided for Mr. Taylor’s annual base salary to be $975,000 while serving as CEO and $650,000 while serving as Executive Chairman.

During 2008, Messrs. Harris, Busher and Paquette were promoted to the roles of President and CEO, Head of European Operations and EVP and CFO, respectively, and each entered into new service agreements with the Company which provided for increases in their annual base salaries and, in the case of Messrs. Harris and Busher, one-time awards of RSUs.  Messrs. Harris and Busher’s new service agreements are for three-year terms ending on June 30, 2011 (and are renewable thereafter by agreement between the parties) and Mr. Paquette’s new service agreement shall continue until terminated in accordance with its terms.

Messrs. Kott and Pollett have also entered into service agreements with the Company, or a subsidiary of the Company.  Mr. Kott’s service agreement is for a five-year term ending May 12, 2012 (and is renewable thereafter by agreement between the parties) and Mr. Pollett’s service agreement shall continue until terminated in accordance with its terms.

The service agreements of Messrs. Busher, Kott and Paquette are terminable upon twelve months’ written notice by the Company (six months in the case of Mr. Pollett) and the service agreements of Messrs. Busher, Kott, Pollett and Paquette are terminable upon six months’ written notice by the executive.

The principal terms and conditions of the service agreements of our Named Executive Officers have been further illustrated herein under “Potential Payments Upon Termination of Employment or Change in Control.”

PROPOSAL 2

ELECTION OF DESIGNATED COMPANY DIRECTORS OF MONTPELIER RE

We conduct business through our wholly-owned Bermuda operating subsidiary, Montpelier Re. Bye-law 85 of the Company’s Bye-laws provides that the board of directors of Montpelier Re shall consist of persons who first have been elected as designated company directors by a resolution at the Annual General Meeting of Shareholders. The Board must then vote all common shares of Montpelier Re to elect such designated company directors as Montpelier Re directors. The Company’s Bye-law provisions with respect to the removal of designated company directors operate similarly. The Bye-laws of Montpelier Re provide that the only persons eligible to be elected as Montpelier Re’s directors are those persons who first have been elected by the Shareholders of the Company as designated company directors in accordance with the Company’s Bye-laws (including any limitation on voting rights).

Proposal No. 2 calls for the election of Messrs. Taylor, Busher, Harris and David S. Sinnott as designated company directors for election to the board of directors of Montpelier Re.  Messrs. Taylor, Busher, Harris and Sinnott will not receive any compensation for their services as directors of Montpelier Re.

Mr. Sinnott, age 47, currently serves as the Company’s and Montpelier Re’s Chief Underwriting Officer and EVP.  He joined Montpelier Re in 2002 as a Senior Underwriter and became Montpelier Re’s Chief Reinsurance Officer in 2006. Biographical information relating to Messrs. Taylor, Busher and Harris is presented under “Proposal 1 — Approval of a Twelve Member Board and Election of Class A Directors.”

THE BOARD RECOMMENDS VOTING “FOR” PROPOSAL 2 WHICH CALLS FOR THE ELECTION OF EACH OF THENOMINEES AS DESIGNATED COMPANY DIRECTORS OF MONTPELIER RE.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT AUDITOR

On February 27, 2009, upon recommendation of the Audit Committee, the Board unanimously selected, subject to approval of the Company’s Shareholders, PricewaterhouseCoopers, an independent registered public accounting firm, to continue to serve as the Independent Auditor of the Company and its subsidiaries for the year ending December 31, 2009.  In addition to this appointment, Shareholders are being asked to authorize the Board, acting by the Company’s Audit Committee, to set the remuneration for PricewaterhouseCoopers for the year ending December 31, 2009. PricewaterhouseCoopers has served as the Company’s Auditor since the Company’s inception.

A representative of PricewaterhouseCoopers is expected to be present at the 2009 Annual Meeting and will have the opportunity to make statements and to respond to appropriate questions.

Professional Fees Billed to the Company

The following table presents fees billed for professional services rendered by PricewaterhouseCoopers during 2008 and 2007. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining its independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent and compatible with PricewaterhouseCoopers maintaining its independence.

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the year, and, pursuant to this policy the Audit Committee pre-approved all such services for the year ended December 31, 2008. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined below, subject to the budget for each category. The Audit Committee Charter permits the Audit Committee to delegate authority to one or more members including the Chair, when appropriate, with respect to granting pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals must be presented to, and ratified by, the full Audit Committee at its next scheduled meeting.

	Year Ended December 31,
	2008	2007

Audit Fees (1) (2)	$1,860,685	$855,500
Audit-Related Fees (3)	80,000	—
Tax Fees (4)	167,718	59,194
All Other Fees	—	—
Total Fees	$2,108,403	$913,800

(1)          The fees in this category were for professional services rendered in connection with: (i) the audit of the Company’s annual financial statements, including the Company’s internal control over financial reporting, set forth in the Company’s Annual Report on Form 10-K; (ii) the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10-Q; (iii) audits of the Company’s subsidiaries that are required by statute or regulation; and (iv) those services that generally only the Company’s independent registered public accounting firm reasonably can provide.

(2)          The increase in audit fees from 2007 to 2008 is the result of the additional audit effort associated with the Company’s  operating platforms in the U.S. and the U.K. and the incremental stand-alone and statutory reporting requirements associated with these new operations.

(3)          The fees in this category were for due diligence services related to merger and acquisition activities.

(4)          The fees in this category were for tax compliance, tax advice and tax planning services.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3 CALLING FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2009.

OTHER MATTERS

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2009 Annual General Meeting of Shareholders and this Proxy Statement.  If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

Householding

Unless it has received contrary instructions, the Company may send a single copy of this Proxy Statement to any household at which two or more Shareholders reside if the Company believes the Shareholders are members of the same family.  Each Shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Company’s expenses.

If you would like to receive your own proxy, follow the instructions described below.  Similarly, if you share an address with another Shareholder and together both of you would like to receive only a single proxy, follow these instructions:  If your Common Shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A. at (781)-575-2879, P.O. Box 43078, Providence, RI 02940-3078 (by mail) or 250 Royall Street, Canton, MA 02021 (by courier, overnight mail or registered mail). For more information, go to http://www.computershare.com.  If a bank, broker or other nominee holds your Common Shares, please contact your bank, broker or other nominee directly.

Other Information

The Company has filed the required certifications under Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosures as Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

In 2008, following our Annual Meeting of Shareholders, the Company filed with the NYSE the Chief Executive Officer certification regarding its compliance with the NYSE Corporate governance listing standards as required by NYSE Rule 303A.12(a).

2010 SHAREHOLDER PROPOSALS

To be considered for inclusion in the Proxy Statement relating to the 2010 Annual General Meeting of Shareholders, Shareholder proposals must be received by the Company no later than December 4, 2009, unless the Company changes the date of the 2010 Annual General Meeting of Shareholders by more than thirty days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s Quarterly Reports on Form 10-Q. If a Shareholder proposal is introduced at the 2010 Annual General Meeting of Shareholders without any discussion of the proposal in the Company’s Proxy Statement and the Shareholder does not notify the Company by February 17, 2010 as required by Rule 14a-4(c)(1) of the 1934 Act of the intent to raise such proposal at the Annual General Meeting, then such proxies received by the Company for the 2010 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

By Order of the Board,

Jonathan B. Kim
Secretary

Pembroke, Bermuda

April 3, 2009

The 2008 Annual Report to Shareholders of the Company, including our financial statements for the year ended December 31, 2008, is being mailed concurrently with this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a Shareholder, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K (“Form 10-K”), as filed with the SEC.  If you would like a copy of the Form 10-K, please contact Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Corporate Affairs Manager. The Company’s Proxy Statement, Annual Report, Form 10-K and other proxy materials are also available at https://materials.proxyvote.com/G62185, http://www.sec.gov and http://www.montpelierre.bm. Information contained on such websites is not incorporated in this Proxy Statement.

Appendix A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

In order to be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence.

I.  Introduction

To be considered independent under NYSE rules, the Board of the Company must determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  These standards have been established in order to assist the Board in determining director independence and may be amended by the Board from time to time.  These standards shall be interpreted in a manner consistent with the NYSE rules.

II.  Definitions

References to the “Company” include any parent or subsidiary in a consolidated group with the Company.

The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a domestic employee) who shares such person’s home.  When applying the look-back provisions required herein, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

III.  Employment Relationships

A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.  Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally worked on the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

IV.  Compensation Relationships

A director is not independent if the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test.

A director is not independent if the director has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).  Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

V.  Commercial and Charitable Relationships

A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues as reported for its last completed year.

A director is not independent if the director is an executive officer, director or trustee of a charitable organization that received contributions from the Company in an amount which, in any single fiscal year within the preceding three years, exceeded the greater of $1 million or 2% of such charitable organization’s total charitable receipts as reported for the last completed fiscal year; provided, however, that the Board may determine such relationships not to be material or otherwise consistent with a director’s independence. Note that the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purposes of this paragraph.

VI.  Interlocking Directorates

A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

VII.  Other Relationships

Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services are made in the ordinary course of business on an arms-length basis.

For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

In order to be considered independent for purposes of the Audit Committee, a director must not:

•             accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the national securities exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or

•             be an affiliated person of the Company or any subsidiary thereof.

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2009 Annual Meeting of Montpelier Re Holdings Ltd. (the “Company”) will be held at the offices of the Company, Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 20, 2009, at 10:30 a.m. Atlantic Daylight Time for the following purposes:

1.	To fix the number of directors of the Company at twelve and to elect four Class A directors to the Company’s Board of Directors to a term expiring in 2012.

2.	To elect the designated company directors of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda.

3.

To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2009 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.

4.	To consider such other business as may properly come before the 2009 Annual Meeting or any adjournments thereof.

The Company’s audited financial statements for the year ended December 31, 2008, as approved by the Company’s Board, will be presented at the 2009 Annual Meeting.

The close of business on March 31, 2009 has been fixed as the record date for determining the Shareholders entitled to notice of and to vote at the 2009 Annual Meeting or any adjournments thereof.  For a period of at least ten days prior to the 2009 Annual Meeting, a complete list of Shareholders entitled to vote at the 2009 Annual Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

MONTPELIER RE HOLDINGS LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2009

The undersigned appoints Thomas G.S. Busher or failing him any other officer of Montpelier Re Holdings Ltd. as proxy, to vote on behalf of the undersigned, all Common Shares of the undersigned at the 2009 Annual Meeting to be held May 20, 2009, and at any adjournment thereof, subject to any directions indicated below.

To fix the number of directors of the Company at twelve and to elect four Class A directors to the Company’s Board of Directors to a term expiring in 2012:

(01)    Anthony Taylor, (02) John D. Collins, (03) Allan W. Fulkerson, (04) Candace L. Straight

To elect the following nominees as designated company directors in respect of Montpelier Reinsurance Ltd., a wholly-owned reinsurance company organized under the laws of Bermuda:

(01)    Anthony Taylor, (02) Thomas G.S. Busher, (03) Christopher L. Harris, (04) David S. Sinnott

To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2009 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration.

Your vote is important!  Please complete, date, sign and return this form to Proxy Services, c/o Computershare, P.O. Box 43102, Providence, RI 02940-5068 in the accompanying envelope, which does not require postage if mailed in the United States.

This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon.  If this form of proxy is properly signed and returned but no direction is given, the proxy will be voted FOR each proposal listed on the reverse side and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2009 Annual Meeting.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Please mark
X	votes as in
this example.

The Board of Directors recommends a vote “FOR” the proposals listed below.

FOR WITHHELD	FOR WITHHELD
1. Approval of a Twelve Member Board and	2. Election of Designated
Election of Class A Directors	Company Directors for Montpelier Re

(see reverse)	(see reverse)

For, except vote withheld from the following nominee(s):	For, except vote withheld from the following nominee(s):

FOR  AGAINST ABSTAIN

3. To appoint PricewaterhouseCoopers, an independent registered public accounting  firm, as the Company’s independent auditor for 2009 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration.

4. To consider such other business as may properly come before the 2009 Annual Meeting or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: